AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1997

                                                      Registration No. 333-16163
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ---------

                                 CITIZENS, INC.
             (Exact name of registrant as specified in its charter)

          COLORADO                          6311                 84-0755371
(State or other jurisdiction of (Primary standard industrial (I.R.S. Employer incorporation or organization) classification code number) Identification No.)

                             400 EAST ANDERSON LANE
                              AUSTIN, TEXAS 78752
                                 (512) 837-7100
                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                                   ----------

                     HAROLD E. RILEY, CHAIRMAN OF THE BOARD
                             400 EAST ANDERSON LANE
                              AUSTIN, TEXAS 78752
                                 (512) 837-7100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   COPIES TO:
REID A. GODBOLT, ESQ.                      FRANK G. NEWMAN, ESQ.
JONES & KELLER, P.C.                       NEWMAN & DAVENPORT, P.C.
1625 BROADWAY, SUITE 1600                  2050 ALLIANZ FINANCIAL CENTRE LB135
DENVER, COLORADO 80202                     2323 BRYAN STREET
(303) 573-1600                             DALLAS, TEXAS 75201
                                           (214) 754-0025

                                   ----------

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                       CALCULATION OF REGISTRATION FEE

===================================================================================================================================
Title of each class of              Amount to                Proposed maximum                Proposed                Amount of
   securities to be               be registered               offering price             maximum aggregate         registration
      registered                                                 per share                offering price                fee
-----------------------------------------------------------------------------------------------------------------------------------
 Class A Common Stock,             133,212(1)                    $9.00(2)                  $1,198,908(2)              $364(3)
     No Par Value                    shares
===================================================================================================================================

(1) Represents the maximum number of shares of the Registrant's Class A Common Stock to be issued in connection with the merger described herein.
(2)      Estimated pursuant to Rule 457.
(3)      Previously paid.

===============================================================================

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                                ----------------

                                 CITIZENS, INC.

                             Cross-Reference Sheet
                                      For
    Registration Statement on Form S-4 and Information Statement-Prospectus

Form S-4

Item No.    Item Caption                            Heading in Prospectus
--------    ------------                            ---------------------
 1          Forepart of Registration Statement      Outside Front Cover
            and Outside Front Cover Page of
            Prospectus

 2          Inside Front and Outside Back Cover     Inside Front Cover; The Merger
            Pages of Prospectus

 3          Risk Factors, Ratio of Earnings to      Summary; Risk Factors; The
            Fixed Charges and Other Information     Merger

 4          Terms of the Transaction                Summary; The Merger; Comparison
                                                    of Rights of Securityholders;
                                                    Certain Federal Income Tax
                                                    Consequences

 5          Pro Forma Financial Information         Not applicable

 6          Material Contacts with the Registrant   Summary; The Merger

 7          Additional Information Required for     Not applicable
            Reoffering by Persons and Parties
            Deemed to be Underwriters

 8          Interests of Named Experts and          Not applicable
            Counsel

 9          Disclosure of Commission Position       Not applicable
            on Indemnification for Securities Act
            Liabilities

10          Information with Respect to S-3         Incorporation of Certain Documents
            Registrants                             by Reference; Risk Factors

11          Incorporation of Certain Information    Incorporation of Certain Documents
            by Reference                            by Reference

12          Information with Respect to S-2 or      Not applicable
            and S-3 Registrant

13          Incorporation of Certain Information    Not applicable
            by Reference

14          Information with Respect to             Not applicable
            Registrants Other Than S-2
            or S-3 Registrants

15          Information with Respect to S-3         Not applicable
            Companies

16          Information with Respect to S-2 or      Not applicable
            S-3 Companies

17          Information with Respect to             Summary; Business of First American;
            Companies Other than S-2 or             Management's Discussion and Analysis
            S-3 Companies                           - First American

18          Information if Proxies, Consents        Not applicable
            or Authorizations are to be Solicited

19          Information if Proxies, Consents or     Summary
            Authorizations Are Not to be Solicited


                     FIRST AMERICAN INVESTMENT CORPORATION
                             400 EAST ANDERSON LANE
                              AUSTIN, TEXAS 78752
                                 (512) 837-7100


                                February 7, 1997


Dear Shareholder:

     Enclosed please find an Information Statement-Prospectus relating to approval by the holder of a majority of the outstanding shares of First American Investment Corporation Common Stock, $.001 par value ("First American Stock"), of an Agreement and Plan of Merger dated October 31, 1996 ("Merger Agreement") by and among First American Investment Corporation ("First American"), Citizens Insurance Company of America ("CICA"), a wholly-owned subsidiary of Citizens, Inc. ("Citizens"), and CICA Acquisition, Inc., a wholly-owned subsidiary of CICA ("Acquisition"). Upon consummation of the Merger Agreement each outstanding share of First American Stock will be converted into .1111 shares of Citizens Class A Common Stock as described in the Information Statement-Prospectus.

     The enclosed Information Statement-Prospectus provides a description of the Merger, as well as information concerning First American and Citizens, Inc.

     The Board of Directors has unanimously approved the Merger Agreement. Your Board believes the Merger Agreement and the consideration to be provided to the shareholders is fair and in the best interest of First American shareholders other than Citizens and its subsidiaries.

     DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES. A COPY OF PART XIII OF THE LOUISIANA BUSINESS CORPORATION LAW, WHICH SETS FORTH THE RIGHTS OF DISSENTERS IS ATTACHED TO THIS INFORMATION STATEMENT-PROSPECTUS AS APPENDIX B.

     ENCLOSED IS A LETTER OF TRANSMITTAL AND INSTRUCTIONS FOR SUBMISSION OF YOUR SHARE CERTIFICATES. SHAREHOLDERS WHO PLAN TO DISSENT FROM THE MERGER SHOULD NOT SUBMIT THEIR CERTIFICATES WITH THE LETTER OF TRANSMITTAL.

                                            Very truly yours,

                                            /s/ Harold E. Riley

                                            Harold E. Riley
                                            President and Chairman of the Board
Enclosures

                     FIRST AMERICAN INVESTMENT CORPORATION
                                   ----------

               NOTICE OF ACTION BY HOLDER OF 94.5% OF THE SHARES
                        OF COMMON STOCK, $.001 PAR VALUE
                              ON NOVEMBER 5, 1996

     NOTICE IS HEREBY GIVEN that pursuant to Louisiana law, 94.5% of the holders of record of shares as of November 5, 1996 owning the $.001 par value common stock ("First American Stock"), entitled to vote have approved an Agreement and Plan of Merger dated October 31, 1996 ("Merger Agreement") by and among First American Investment Corporation ("First American"), Citizens Insurance Company of America ("CICA"), a wholly-owned subsidiary of Citizens, Inc. ("Citizens"), and CICA Acquisition, Inc., a wholly-owned subsidiary of CICA ("Acquisition"). Upon consummation of the Merger, each outstanding share of First American Stock (other than shares held by First American or CICA and its affiliates) will be converted into .1111 shares of Citizens Class A
Common Stock, no par value ("Citizens Class A Stock"), as described in the Information Statement-Prospectus. No fractional shares of Citizens Class A Stock will be issued in the Merger; rather, share fractions will evidence the right to receive the cash value of such share based on the price of $9.00 per whole share of Citizens Class A Stock.

                                  ----------

     NO PROXY IS BEING SOLICITED HEREBY AND YOU ARE NOT REQUESTED TO SEND A
PROXY.

                                  ----------

                     FIRST AMERICAN INVESTMENT CORPORATION
                             INFORMATION STATEMENT

                                   ----------

                                 CITIZENS, INC.
                                   PROSPECTUS
                       CLASS A COMMON STOCK, NO PAR VALUE
                              UP TO 133,212 SHARES

                                   ----------


This Information Statement is furnished by the Board of Directors of First American Investment Corporation ("First American") to holders of shares of First American Common Stock, $.001 par value ("First American Stock"), in connection with the merger agreement as discussed below. This Prospectus pertains to the number of shares of Class A Common Stock, no par value ("Citizens Class A Stock"), of Citizens, Inc. ("Citizens") to be issued in connection with an Agreement and Plan of Merger dated October 31, 1996 ("Merger Agreement") by and among First American, Citizens Insurance Company of America ("CICA"), a wholly-owned subsidiary of Citizens, and CICA Acquisition, Inc. ("Acquisition," a wholly-owned subsidiary of CICA). Upon consummation of the Merger, each outstanding share of First American Stock will be converted into
 .1111 shares of Citizens Class A Stock, as described in this Information Statement- Prospectus, and Acquisition will be merged into First American, with First American becoming a wholly-owned subsidiary of CICA. No fractional shares of Citizens Class A Stock will be issued in the Merger; rather, share fractions will evidence the right to receive the cash value of such share based on the price of $9.00 per whole share of Citizens Class A Stock. The approximate date of mailing of this Information Statement-Prospectus and accompanying information to shareholders of First American is February __, 1997.


CICA directly owns 94.5% of the outstanding First American Stock, and has approved the Merger Agreement. Citizens, as the parent company of CICA, owns 100% of CICA and beneficially owns the First American Stock held by CICA.

                          --------------------------


The Citizens Class A Stock is listed on the American Stock Exchange under the symbol "CIA." On February __, 1997, the closing price of Citizens Class A Stock was $_______ per share.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS."

                            ------------------------

No person is authorized to give any information or to make any representation not contained in this Information Statement-Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Information Statement-Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Information Statement- Prospectus nor any distribution of the securities to which this Information Statement-Prospectus relates shall, under any circumstances, create an implication that there has been no change in the affairs of Citizens, CICA, Acquisition, or First American.

This Information Statement-Prospectus does not cover any resales of shares of the securities offered hereby to be received by shareholders of First American upon consummation of the Merger Agreement. No person is authorized to use this Information Statement-Prospectus in connection with such resales, although such securities may be traded without use of this Information Statement-Prospectus by those shareholders of First American not deemed to be "affiliates" of either First American or Citizens.

                            ------------------------

The principal executive offices of First American, Citizens, CICA and Acquisition are located at 400 East Anderson Lane, Austin, Texas 78752, telephone (512) 837-7100.

                            ------------------------


     The date of this Information Statement-Prospectus is February __, 1997.

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
AVAILABLE INFORMATION..................................................... 7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 8

SUMMARY................................................................... 9
         The Parties to the Merger........................................ 9
         Reasons for the Merger...........................................10
         Consideration of the Merger by the First American Board..........12
         Consideration of the Merger by the Citizens Board................12
         Conflicts of Interest............................................12
         Comparative Rights of Shareholders...............................13
         The Parties to the Merger Agreement..............................13
         Market Prices....................................................13
         Selected Financial Data..........................................13

RISK FACTORS..............................................................15

FIRST AMERICAN VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............19

THE MERGER................................................................20
         Background and Reasons for the Merger ...........................20
         Consideration of the Merger by the First American Board..........21
         Consideration of the Merger by the Citizens Board................22
         Conflicts of Interest............................................23
         Stock Exchange Listing...........................................23
         Terms of the Merger Agreement....................................23
         Receipt of Citizens Shares.......................................24
         Other Conditions to Consummation of the Merger...................24
         Expenses and Liability for Termination...........................24
         Dissenters' Rights...............................................24

INFORMATION CONCERNING CITIZENS...........................................27

CERTAIN SECURITY OWNERSHIP OF CITIZENS....................................28

MANAGEMENT OF CITIZENS....................................................30
         Directors........................................................30
         Executive Officers...............................................32
         Executive Officer and Director Compensation......................33

BUSINESS OF FIRST AMERICAN................................................35

MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS - FIRST AMERICAN......................36
         Results of Operations............................................36
                  Years ended December 31, 1995, 1994 and 1993............36
         Liquidity and Capital Resources..................................37
         Results of Operations............................................37



                  Nine Months ended September 30, 1996 and 1995..........37
                  Three Months ended September 30, 1996 and 1995.........38
         Liquidity and Capital Resources.................................38

COMPARISON OF RIGHTS OF SECURITYHOLDERS..................................40
         Authorized Shares...............................................40
         Dividend Rights.................................................40
         Voting Rights...................................................40
         Preemptive Rights...............................................41
         Liability of Directors..........................................41
         Liquidation Rights..............................................41

CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................43

SOURCE OF CITIZENS SHARES................................................44

EXPERTS..................................................................44

LEGAL MATTERS............................................................44

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...............................F-1
         FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES..........F-1


                             AVAILABLE INFORMATION

     Citizens is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Those reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at the 13th Floor, 7 World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Also, the SEC maintains a worldwide web site that contains such materials of Citizens at "http://www.sec.gov." In addition, such reports, proxy statements and other information concerning Citizens may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     Citizens has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Citizens Class A Stock to be issued in connection with the transactions described herein. This Information Statement-Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Citizens and the Citizens stock, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, which have been filed by Citizens with the SEC pursuant to the Exchange Act (File No. 0-16509), are incorporated by reference into this Information Statement-Prospectus and are deemed to be a part hereof:
(a) Citizens' Annual Report on Form 10-K for the year ended December 31, 1995, as amended on February 3, 1997; (b) the description of the Citizens' Class A Stock contained in its Registration Statement on Form 8-A declared effective by the SEC on April 14, 1994; (c) Citizens' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996; and (d) Citizens' Current Reports on Form 8-K dated October 28, November 19 and December 23, 1996. All documents filed by Citizens pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement-Prospectus, and until the later of consummation or termination of the the Merger, shall be deemed to be incorporated by reference into this Information Statement-Prospectus and to be part hereof from the date of the filing of such documents.


     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Information Statement- Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Information Statement-Prospectus, except as so modified or superseded.

     THIS INFORMATION STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (EXCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE TO EACH PERSON TO WHOM THIS INFORMATION STATEMENT-PROSPECTUS IS SENT, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MARK A. OLIVER, SECRETARY, FIRST AMERICAN INVESTMENT CORPORATION, 400 EAST ANDERSON LANE, AUSTIN, TEXAS 78752.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CITIZENS OR FIRST AMERICAN. THIS INFORMATION STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT-PROSPECTUS NOR ANY EXCHANGE OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CITIZENS OR FIRST AMERICAN SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

                                    SUMMARY
     The following is a summary of certain information contained elsewhere in this Information Statement-Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Information Statement-Prospectus, the appendices hereto and, the documents incorporated by reference herein. Each holder of First American Stock should read carefully this Information Statement-Prospectus and the appendices hereto in their entirety.

THE PARTIES TO THE MERGER

     Citizens Insurance Company of America ("CICA"), a Colorado corporation, is a wholly-owned subsidiary of Citizens, Inc. ("Citizens"), a Colorado corporation. CICA is an insurance company which directly owns 94.5% of the outstanding First American Stock. Citizens is an insurance holding company. The principal executive offices of CICA and Citizens are located at 400 East Anderson Lane, Austin, Texas 78752, and the telephone number at such office is
(512) 837-7100.

     CICA Acquisition, Inc. ("Acquisition," a wholly-owned subsidiary of CICA) and was formed solely to effectuate the Merger. Acquisition has the same principal executive office as Citizens.

     First American is a Louisiana corporation which acts as a holding company of a subsidiary engaged in the operation of a funeral home in Louisiana. As used herein the term "First American" refers to First American Investment Corporation and its subsidiaries, unless the context otherwise requires. The principal executive offices of First American are located at 400 East Anderson Lane, Austin, Texas 78752, and its telephone number at that address is (512) 837-7100.


                                                   THE MERGER AGREEMENT

SUMMARY OF THE MERGER                              CICA, Acquisition and First
                                                   American have entered into an
                                                   Agreement and Plan of Merger
                                                   dated October 31, 1996
                                                   ("Merger Agreement") in which
                                                   Acquisition will merge with
                                                   and into First American and
                                                   First American shareholders
                                                   (other than First American or
                                                   CICA and its affiliates) will
                                                   receive shares of Citizens
                                                   Class A Stock (the "Merger").

CONSIDERATION FOR EACH SHARE OF FIRST AMERICAN     Pursuant to the Merger
                                                   Agreement, First American
                                                   shareholders will receive
                                                   .1111 shares of Citizens
                                                   Class A Stock for each one
                                                   share of First American
                                                   Stock held.  Fractional
                                                   shares will not be issued in
                                                   the Merger; rather, such
                                                   fractional shares shall
                                                   evidence the right to receive
                                                   the cash value of such share
                                                   based on the price of $9.00
                                                   per whole share of Citizens
                                                   Class A Stock.  See "The
                                                   Merger--Receipt of Citizens
                                                   Shares."

CLOSING DATE                                       The Merger Agreement provides
                                                   that the actions contemplated
                                                   thereby will be completed
                                                   at closing ("Closing") on a
                                                   closing date ("Closing Date")
                                                   which the parties intend will
                                                   be as soon as possible after
                                                   distribution of this
                                                   Information Statement-
                                                   Prospectus.

DISSENTERS' RIGHTS                                 Under the Louisiana Business
                                                   Corporation Law, shareholders
                                                   of First American have the
                                                   right to dissent from the
                                                   Merger and demand payment of
                                                   the value of their shares in
                                                   cash.  See "Rights of First
                                                   American Dissenting
                                                   Shareholders To Receive
                                                   Payment For Shares" and
                                                   Appendix B which sets forth
                                                   the relevant Louisiana
                                                   statutes concerning rights
                                                   of dissenting shareholders.
                                                   See "The Merger--
                                                   Dissenters' Rights."


CONDITIONS PRECEDENT TO THE MERGER                 The Merger is subject to the
                                                   satisfaction of a number
                                                   of conditions including (1)
                                                   the performance by each
                                                   party of its respective
                                                   obligations under the Merger
                                                   Agreement, (2) the absence of
                                                   any legal proceedings
                                                   relating to the transactions
                                                   contemplated by the Merger
                                                   Agreement, and (3) the
                                                   continued material accuracy
                                                   of representations made by
                                                   each party. See "The Merger--
                                                   Other Conditions to
                                                   Consummation of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO         Citizens believes that the
HOLDERS OF FIRST AMERICAN STOCK                    following material federal
                                                   income tax consequences are
                                                   expected to result from the
                                                   Merger: (1) each First
                                                   American  shareholder will
                                                   recognize gain or loss upon
                                                   the receipt by him or her of
                                                   shares of Citizens Class A
                                                   Stock in exchange for his or
                                                   her shares of First American
                                                   Stock pursuant to the
                                                   Merger. Such gain or loss
                                                   will be capital gain or
                                                   loss,  provided that such
                                                   shares of First American
                                                   Stock are held as a capital
                                                   asset at the time of the
                                                   consummation of the Merger,
                                                   and would be long-term
                                                   capital gain or loss if the
                                                   First American Stock had
                                                   been held for longer than
                                                   one year; and (2) a
                                                   shareholder's basis in the
                                                   Citizens Class A Stock
                                                   received pursuant to the
                                                   Merger will be the fair
                                                   market value of the Citizens
                                                   Class A Stock on the date of
                                                   the Merger, and the
                                                   shareholder's holding period
                                                   for such shares will begin
                                                   on such date. See "Certain
                                                   Federal Income Tax
                                                   Consequences."



REGULATORY APPROVALS                               Citizens is not aware of
                                                   any federal or state
                                                   regulatory approvals required
                                                   in connection with the
                                                   Merger.

ACCOUNTING TREATMENT                               The Merger will be accounted
                                                   for as a "purchase"
                                                   transaction for accounting
                                                   and financial reporting
                                                   purposes.

BACKGROUND AND REASONS FOR THE MERGER

     First American was incorporated under Louisiana law in November 1984. It conducted no operations until the late 1980's, when it determined to undertake an intrastate offering of First American Stock in Louisiana. The purpose of the intrastate offering was to organize and finance two funeral home subsidiaries and a Louisiana life insurance company. Through December 31, 1995, 1,198,900 shares of First American Stock had been issued pursuant to the offering in the state of Louisiana. No efforts were made to continue to sell the intrastate offering after that time. In 1992, First American began its funeral home operations through a subsidiary with the construction of its only funeral home. First American was unable to raise sufficient capital to form an insurance subsidiary or commence operating a second funeral home. Virtually all of the shareholders of First American who bought First American Stock in its offering in Louisiana are the shareholders to whom the Citizens Class A Stock will be issued in the Merger. The funeral operations of First American have resulted in continuous losses since operations began in 1992. In 1994 and 1995 funeral home revenues were approximately $259,000 and $273,000, respectively, and the net loss from operations in each year was approximately $118,000.


        In September 1995, the parent of First American, American Liberty Financial Corporation, was acquired by Citizens. At that time, all of the officer and director positions of First American were filled by officers and directors of Citizens. Thereafter, Citizens conducted an in depth review of the operations of First American. Citizens believes that the business of First American, after several years of losses in the funeral home business and without significant prospects for growth, has little potential for significant positive operating results which could allow shareholder value to increase materially. Therefore, management attempted to sell the funeral home. A proposed sale of the funeral home in 1996 for $700,000 was unsuccessful. At this time, Citizens intends to have the funeral home operated in the ordinary course of business which may include operational changes designed to improve efficiencies and increased marketing to enhance volume. No negotiations, either preliminary or definitive, are pending for the sale of the funeral home, and management is not actively pursuing such a sale.


        Notwithstanding any possible sale of the funeral home business and dissolution of First American, Citizens desires to extend the opportunity to First American shareholders to participate in the ongoing ownership of Citizens through ownership of Citizens Class A Stock. Accordingly, Citizens determined to propose the Merger, under which it would, through a subsidiary, acquire approximately 5.5% of First American Stock held by persons other than Citizens or its subsidiaries. There is no trading market for the First American Stock. Citizens Class A Stock is traded on the American Stock Exchange.

     Although the minority shareholders of First American hold approximately 5.5% of First American, Citizens felt it would be beneficial for minority shareholders to obtain liquidity for their investment. Management undertook an extensive study of the options available to remedy the situation, including exploration of the effect of liquidation or sale of First American. The only viable solution was the pending proposal.

     Given the fact that the book value of the minority holders is slightly more than two cents per share, and recognizing that the investment made by the holders of First American was $1.00 per share, management desired to minimize the impact of any disposition of First American on the minority holders of First American Stock. Citizens' shares were valued at their market price near the date of the Merger Agreement ($9.00 per share) and First American minority holders' shares were assigned a $1.00 per share value despite the book value of slightly more than two cents per share. Citizens management believes that this offer is very fair to the minority shareholders of First American.

     Because the proposed acquisition offers holders of First American the opportunity to recoup their original investment, the Board of First American felt it was in First American's best interest to accept the proposal and to allow the minority shareholders the opportunity of an investment in Citizens Class A Stock. Based on the exchange ratio of one share of First American stock for .1111 share of Citizens Class A Stock, approximately 133,212 shares of Citizens Class A Stock will be issued to the minority holders of First American stock. This represents total consideration of approximately $1.2 million in market value of Citizens Class A Stock to be paid to the minority holders in the merger for their approximate 5.5% ownership interest in First American. The First American Board believes that such consideration is more than adequate for a company with net losses in 1994 and 1995, total shareholders' equity of approximately $504,000 as of September 30, 1996, and minimal prospects for future meaningful positive financial results. See "The Merger--Background and Reasons for the Merger."

CONSIDERATION OF THE MERGER BY THE FIRST AMERICAN BOARD


     The terms of the Merger reflect negotiations between the Citizens Board and the First American Board. It should be noted that all of the First American Board members are also either directors or officers of Citizens and, therefore, are faced with conflicts of interest in their decision to recommend the Merger. See "Conflicts of Interest" and "Risk Factors" below. The First American Board has been advised by independent legal counsel but has not retained an independent investment banking firm with respect to deliberations concerning the Merger. Notwithstanding the foregoing, the First American Board has determined that the Merger is fair and in the best interests of First American shareholders (other than Citizens and its subsidiaries, including CICA).


     In reaching its determination, the First American Board considered numerous factors, including, in particular, the near and future term prospects of First American, including the potential liquidation value of First American, the lack of outside financing alternatives available to First American, the history of losses of First American, the nondiversification of the business of First American and the lack of any trading market for the First American Stock. The First American Board believes that the proposed consideration to be paid by Citizens is substantially in excess of a liquidation or going concern value of First American and substantially greater in value than any other potential offer to acquire First American because the value of $1.00 per share for First American Stock proposed to be purchased is substantially greater than any reasonable value that could be achieved for First American. For example, the book value per share of First American Stock as of September 30, 1996 was slightly more than $.02 per share. The First American Board did not attach a relative weight to the factors it considered in reaching its decision but, considering all factors discussed herein, determined that the Merger is fair to and in the best interests of the First American shareholders other than Citizens and its subsidiaries. See "The Merger--Consideration of the Merger by the First American Board."

CONSIDERATION OF THE MERGER BY THE CITIZENS BOARD

     The Board of Directors of Citizens has concluded that the Merger is the appropriate mechanism for accomplishing the proposed acquisition of the shares of First American that Citizens or its subsidiaries does not own. The Merger affords First American shareholders the opportunity to maintain an ownership interest in Citizens through the ownership of a security with substantially greater liquidity than First American shares. At present, there is virtually no market for First American Stock. The Citizens Board believes that the Merger will provide First American shareholders consideration approximately equal in value to the purchase price of their investment in the public offering of First American. See "The Merger--Consideration of the Merger by the Citizens Board."

CONFLICTS OF INTEREST

     The terms of the Merger were negotiated between the Citizens Board and the First American Board and the exchange ratio was finalized at .1111 per share. The officers and directors of Citizens, as well as Citizens itself, have fiduciary duties to the public shareholders of First American that conflict with the duties of such persons to Citizens and its shareholders. The First American Board members who are also affiliates of Citizens have conflicts of interest with regard to their obligations to the shareholders of Citizens and First American. Notwithstanding the First American Board's belief that the Merger Agreement terms are fair, potential adverse effects of the foregoing conflicts of interest could conceivably include a decreased exchange ratio in the Merger, the inability of First American shareholders (other than First American and CICA) to participate directly in the potential dissolution and liquidation of First American and in any profits of First American. See "The Merger-- Conflicts of Interest."

COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of First American shareholders are currently governed by Louisiana law, the First American Articles of Incorporation and the Bylaws of First American. First American shareholders will become shareholders of Citizens pursuant to the Merger. The rights of Citizens shareholders are governed by Colorado law, the Citizens Articles of Incorporation and the Bylaws of Citizens. There are various differences between the rights of First American shareholders and the rights of Citizens shareholders, including, dividend rights and voting rights. Cash dividends paid upon each share of Citizens Class A Stock are required to be twice the cash dividends paid on each share of Citizens Class B Stock. To date, Citizens has never declared a cash dividend on any of its stock. Because First American has only one class of Common Stock, no such difference exists on dividend rights of its Common Stock. In addition, voting rights of Citizens Class A Stock and Class B Stock are equal in all respects except that the holders of Class B Stock have the exclusive right to elect the simple majority of the members of the Citizens Board of Directors and the holders of the Class A Stock have the exclusive right to elect the remaining directors. In contrast, the holders of First American Stock are entitled to one vote for each share of stock held. Also, Colorado statutory law limits the liability of directors to their corporation and shareholders except in limited situations; Louisiana statutory law does not provide similar protection to directors. See "Comparison of Rights of Securityholders."



MARKET PRICES

     Citizens Class A Stock is traded on the American Stock Exchange ("AMEX") under the symbol "CIA." The high and low prices per share as supplied by the AMEX Monthly Statistical Report for each of the calendar quarters in the years indicated are as follows.

                                        1996                       1995
                                   --------------             --------------
     QUARTER ENDED                 HIGH      LOW              HIGH      LOW
     -------------                 -----    -----             -----    -----
     March 31                      $9.25    $8.25             $9.25    $7.13
     June 30                        8.94     5.13              9.69     8.25
     September 30                   8.13     5.88             15.63     7.25
     December 31                    9.75     7.69              9.88     8.06

     As of December 31, 1996, the approximate number of record owners of Citizens Class A Stock was 15,000. Citizens has not paid a cash dividend and does not expect to pay cash dividends in the foreseeable future.

     There is no trading market for the First American Stock.

SELECTED FINANCIAL DATA

     The tables below set forth, in summary form, selected financial data of Citizens and First American. This data, which is not covered in the report of the independent auditors, should be read in conjunction with the consolidated financial statements and notes which are included elsewhere herein (amounts in thousands except per share amounts).

                                 CITIZENS, INC.
                    (in thousands, except per share amounts)

                      Nine Months
                         Ended
                     Sept. 30, 1996                                 1993           1992          1991
                       (Unaudited)       1995          1994     (As Restated)  (As Restated)  (As Restated)
                       -----------     --------      --------    -----------    -----------    -----------
NET OPERATING
  REVENUES               $ 46,156      $ 53,271      $ 49,157      $ 42,761      $ 33,134      $ 27,086
NET INCOME               $  1,312      $  2,750      $  4,175      $  5,526      $  3,907      $  4,720
NET INCOME
   PER SHARE             $   0.07      $    .16      $    .25      $    .34      $    .24      $    .31
TOTAL ASSETS             $214,192      $205,486      $149,798      $134,105      $116,230      $ 76,482
TOTAL LIABILITIES        $147,432      $140,773      $114,742      $106,090      $ 93,442      $ 63,282
TOTAL SHAREHOLDERS'
  EQUITY                 $ 66,670      $ 64,713      $ 35,056      $ 28,015      $ 22,787      $ 13,083
BOOK VALUE PER
  SHARE                  $   3.31      $   3.24      $   1.99      $   1.68      $   1.37      $    .83

     Citizens adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes" in 1993 and applied the provisions of Statement 109 retroactively to January 1, 1991. The above table reflects the restatement for adoption of Statement 109 as of and for the years ended December 31, 1991 and 1992.

     In 1993, Citizens extended for 36 months the exercise date of stock options held by a consultant relating to 100,000 shares of Citizens Class A Stock. As a result, Citizens recognized compensation expense of $425,000 in 1993, which represents the amount the market value at the date of extension exceeded the option price. The 1993 financial statements were restated to reflect the compensation expense described above.

                     FIRST AMERICAN INVESTMENT CORPORATION
                    (in thousands, except per share amounts)

                         Nine Months
                            Ended
                          Sept. 30,
                            1996
                         (Unaudited)    1995         1994          1993          1992           1991
                         -----------  --------      -------       -------       -------       -------
NET OPERATING
  REVENUES               $   227      $   216       $   195       $   232       $    44       $    35
NET INCOME (LOSS)        $    22      $  (171)      $  (155)      $   (47)      $  (113)      $   (58)
NET INCOME (LOSS)
   PER SHARE             $ 0.001      $ (0.01)      $ (0.01)      $(0.002)      $(0.005)      $(0.002)
TOTAL ASSETS             $ 1,129      $ 1,078       $ 1,316       $ 1,379       $ 1,416       $ 1,030
TOTAL LIABILITIES        $   625      $   649       $   717       $   625       $ 1,100       $   601
TOTAL SHAREHOLDERS'
  EQUITY                 $   504      $   429       $   599       $   754       $   316       $   429
BOOK VALUE PER
  SHARE                  $  0.02      $  0.02       $  0.03       $  0.04       $  0.02       $  0.02

                                  RISK FACTORS

     The following risk factors, in addition to those discussed elsewhere in this Information Statement-Prospectus, should be considered carefully in evaluating Citizens and its business.

     CONFLICTS OF INTEREST. Citizens beneficially owns 94.5% of the outstanding First American Stock. Also, all members of the First American Board are either officers of Citizens or members of the Citizens Board. Since all of such persons, including Citizens, owe fiduciary duties to both Citizens and First American, they have conflicts of interest in the Merger which conceivably could make the terms of the Merger less advantageous to the minority shareholders of First American. See "Summary--Conflicts of Interest" and "The Merger--Conflicts of Interest."

     LACK OF FAIRNESS OPINION OR APPRAISAL. The First American Board has not retained nor sought investment banking or appraisal services to value First American or provide advice regarding the fairness of the terms of the Merger. The lack of a fairness opinion or appraisal conceivably could have negatively impacted the amount of consideration to be received by the minority holders of First American Stock.

     NO DIVIDENDS. To date, Citizens has not paid cash dividends in respect of its common stock and its current policy is to retain earnings for use in the operations and expansion of its business. Hence, it is highly unlikely that cash dividends will be paid in the near future. Also, the Citizens Class A Stock has a right to twice the cash dividends of the Citizens Class B Stock. Because the Class B shareholders control Citizens, there is little economic incentive for the Class B shareholders to determine that cash dividends should be paid when they will receive only one-half of the per share cash dividends of the Class A common shares, except that the beneficiaries and trustee of the Harold E. Riley Trust, which holds the Citizens Class B Stock, are also the largest holders of Citizens Class A Stock.

     SIGNIFICANT MARKET OVERHANG. A registration statement of Citizens on Form S-3 with the SEC is in effect relating to the public offer and sale by certain holders of Citizens Class A Stock, including Harold E. Riley, Chairman of the Board of Citizens. The registration statement relates to approximately 6,099,657 shares of Class A Common Stock or approximately 30% of the Citizens Class A Stock outstanding. It may be assumed that sales of significant amounts of these shares in the public market could have a depressive effect on the price of the Citizens Class A Stock. Further, the prospect, even without the actual sales, of such significant amounts of shares being offered into the public market place may have a depressive effect on the price of the Citizens Class A Stock.

     CONTROL. The shares of outstanding Citizens Class B Common Stock
("Citizens Class B Stock"), 100% of which is owned indirectly by Harold E. Riley, Chairman of the Board, President and Chief Executive Officer of Citizens (through the Harold E. Riley Trust), have the right to elect a simple majority of the Board of Directors of Citizens. This right may make it more difficult and time consuming for a third party to acquire control of Citizens or to change the Board of Directors of Citizens. Additionally, Mr. Riley is the largest Class A shareholder. As a practical matter, Mr. Riley has veto power over significant corporate transactions.

     INABILITY TO ELECT DIRECTORS. The Citizens Class A Stock being offered hereby represents a minority interest in Citizens. As cumulative voting of shares is not permitted by the Articles of Incorporation of Citizens, the minority shareholders of Citizens cannot through their votes alone elect any of Citizens' directors or otherwise control Citizens. Also, the Citizens Class B Stock elects a simple majority of the Citizens' Board. Therefore, as a practical matter, control of Citizens lies outside the Class A shareholders. See "Comparison of Rights of Securityholders."

     SALE OF SHARES AND EFFECT THEREOF. On October 27, 1994, Citizens completed an offering of 916,375 shares of its Class A Stock under an exemption from registration under the Securities Act of 1933. The offering was made under Regulation S, which generally provides that shares which are offered outside of the United States to non-United States persons pursuant to certain specific guidelines may be resold in the United States by persons who are not an issuer, underwriter or dealer following the expiration of a 40-day period after the close of the offering period. The offering price per share was $7.00. Gross proceeds raised were $6,414,625 and net proceeds were approximately $5,400,000. The subsequent resale of the Citizens Class A Stock sold in this offering into the public market could adversely affect the price of the Citizens Class A Stock, and it may be assumed that overseas investors would have more of an incentive to sell their Class A common shares because the price they paid for such stock was $7.00 per share.

     PROPOSED OFFERING OF 3,500,000 SHARES OF CITIZENS CLASS A STOCK OUTSIDE
THE UNITED STATES AND EFFECT THEREOF. In May 1995, Citizens commenced an offering of up to 3,500,000 shares of Class A Stock outside the United States pursuant to a safe harbor rule relating to an exemption from registration under the Securities Act of 1933. Citizens has restricted the transfer of such shares for a period of three years following the initial purchase, and a legend to such effect will be placed on each certificate for such shares. The offering price is $7.50 per share. Management is unable to determine how successful the offering will be. As of December 31, 1996, approximately 133,000 shares had been sold in the offering. Subsequent resale of these shares in the United States could have a depressive effect upon the price of the Class A common shares, and it may be assumed that overseas investors would have more of an incentive to sell their Class A common shares because the price they paid for such stock will probably be lower than the trading price of the Class A Common Stock.

     ACQUISITION. On September 14, 1995, Citizens acquired American Liberty Financial Corporation, a Baton Rouge, Louisiana based life insurance holding company ("ALFC"), and former parent of First American. Citizens issued approximately 2.3 million Class A shares in connection with the transaction, which was accounted for as a purchase. The subsequent sale of shares issued in this transaction could have a depressive effect on the market price of the Citizens Class A shares.

     DEPENDENCE ON CITIZENS' CHAIRMAN. Citizens relies heavily on the active participation of its Chairman of the Board, President and Chief Executive Officer, Mr. Harold E. Riley. The loss of Mr. Riley's services would likely create a significant adverse effect on Citizens. Citizens does not have an employment agreement with Mr. Riley, but does have "key man" life insurance on him totaling $1.25 million of which Citizens is the beneficiary. Citizens has no disability insurance regarding Mr. Riley.


     CONCENTRATION OF BUSINESS FROM PERSONS RESIDING IN THIRD WORLD COUNTRIES. For the years ended December 31, 1995 and 1994, approximately 92.0% and 91.8%, respectively, of Citizens' total insurance premium revenue was derived from policies issued on the lives of Latin Americans and South Americans. The policies issued to such persons are ordinary, whole-life policies with an average face amount of $60,000 and are marketed by independent marketing firms primarily to heads of households which are in the top 3% to 5% income bracket of such countries. Most of the new life insurance business of Citizens' comes from Latin America and South America. There is a risk of loss of a significant portion of sales in these countries should adverse events occur in the countries from which Citizens receives applications. To minimize inherent risk, Citizens is not chartered as an insurance company in any foreign country, maintains no assets or employees in foreign countries, accepts only applications and premiums remitted directly to its main office in United States currency drawn on U.S. banks, and includes various limitations to coverage which are designed to minimize exposure to loss caused by social, economic and political conditions. Citizens is not aware of any adverse trends in these countries which would have a material adverse impact on Citizens' business. Furthermore, management believes that political or economic instability in these countries would likely have a favorable impact on Citizens' business since such instability would generally strengthen the demand for U.S. dollar-denominated policies.


     PERSISTENCY. Persistency is the extent to which policies sold remain in-force. Policy lapses over those actuarially anticipated could have an adverse effect on the financial performance of Citizens. Policy sales costs are deferred and recognized over the life of a policy. Excess policy lapses, however, cause the immediate expensing or amortizing of deferred policy sales costs. As long as Citizens maintains its lapse and surrender rate within its pricing assumptions for its insurance policies, Citizens believes that its present lapse and surrender rate should not have a material adverse effect on its financial results. For the years ended December 31, 1995, 1994 and 1993, the Citizens' lapse ratio on ordinary business was 5.1%, 6.7% and 6.5%, respectively.

     COMPETITION. The life insurance business is highly competitive and consists of a number of companies, many of which have greater financial resources, longer business histories, and more diversified lines of insurance coverage than Citizens. Such companies also generally have larger sales forces. Citizens also faces competition from companies located within foreign countries that conduct marketing in person and have direct mail sales campaigns. Citizens may be at a competitive disadvantage in competing with these entities although management believes the products of Citizens purchased by its policyholders are competitive in the marketplace. Competition in the market in which Citizens competes is from three sources. First, Citizens competes with companies which are formed and operated within a particular country. These types of companies are subject to risks of currency fluctuations and generally use mortality tables which are based on the experience of the local population as a whole. As a result, their prospects of providing an economic return to policyholders are more uncertain than for U.S. dollar-based policies, and their statistical cost of insurance is much higher than Citizens because they use mortality tables that are based on significantly shorter life spans than those that Citizens uses. The second source of competition is from companies which are not formed within a given country but are using local currencies. Again, the use of local-based currencies entails greater risks of uncertainty, due to fluctuations of local currencies and perceived instability and weakness of local currencies. Management has observed that these first two types of companies tend to sell universal life and annuities versus whole life, which is the predominant type of life insurance sold by Citizens. Finally, Citizens faces competition from companies which operate in the same mode as Citizens. Management believes that Citizens' competitive advantages include a history of performance, its sales force and its product, which has consistently paid a cash dividend on the policies issued.

     REGULATION. Insurance companies are subject to comprehensive regulation in the jurisdictions in which they do business under statutes and regulations administered by state insurance commissioners. Such regulation relates to, among other things, prior approval of the acquisition of a controlling interest in an insurance company; standards of solvency which must be met and maintained; licensing of insurers and their agents; nature of and limitations on investments; deposits of securities for the benefit of policyholders; approval of policy forms and premium rates; triennial examinations of insurance companies; annual and other reports required to be filed on the financial condition of insurers or for other purposes; and requirements regarding reserves for unearned premiums, losses and other matters. Citizens is subject to this type of regulation in any state in which it is licensed to do business. Such regulation could involve additional costs and restrict operations.

     Citizens is currently subject to regulation in Colorado under the Colorado Insurance Holding Company Act. Intercorporate transfers of assets and dividend payments from Citizens' life insurance subsidiaries are subject to prior notice and approval if they are deemed "extraordinary" under this statute. Citizens is required under Colorado insurance laws to file detailed annual reports with the Colorado Division of Insurance and all of the states in which it is licensed. The business and accounts of life insurance subsidiaries of Citizens are subject to examination by the Colorado Division of Insurance. The most recent triennial examination of Citizens' life insurance subsidiary was for the year ended December 31, 1991, and Citizens has been advised by the Colorado Division of Insurance that an examination as of December 31, 1996 will commence in 1997.

     Citizens is currently not subject to regulation in the various countries in which its independent marketing consultants solicit applications for insurance policies because acceptance of the applications and issuance of the policies in the U.S. do not constitute conducting business in such countries. However, there can be no assurance that such lack of regulation will continue. Management is not able to predict the effect of any such regulation of the business of Citizens.

     UNINSURED CASH BALANCES. Citizens maintains average cash balances in its primary depository, Texas Commerce Bank, Austin, Texas, that are significantly in excess of Federal Deposit Insurance Corporation coverage. If this depository were to cease business, Citizens would likely lose a substantial amount of its cash. At September 30, 1996, Citizens had approximately $3 million in Texas Commerce Bank. However, management monitors the solvency of this depository and does not believe a material risk of loss exists since this financial institution is currently above the federally mandated levels of capital and liquidity. Management utilizes short-term U.S. Treasury securities as well as top-rated commercial paper issues as vehicles for managing temporary excess cash balances, and expects to continue the practice for the foreseeable future.

     INTEREST RATE VOLATILITY; INVESTMENT SPREAD RISKS. Profitability in the insurance industry is affected by fluctuations in interest rates. Of prime importance in achieving profitability is an insurance company's ability to invest premiums at a higher interest rate than the interest rate credited to existing policies. Rapid decreases or increases in interest rates may affect an insurance company's ability to maintain a positive spread between the yield on invested assets and the assumed interest rate credited to policy reserves. Rapid interest rate changes could cause increased lapses of policies in-force, although management believes the effect of such rate changes would be minimal since Citizens does not issue interest sensitive or universal life insurance policies and has only a small block of annuity business.

         FIRST AMERICAN VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth, as of the date of this Information Statement-Prospectus, the shares of First American Stock held by each person who is known to First American to be the beneficial owner of more than 5% of the First American Stock.

                   Name and Address         Amount and Nature of        Percent
Title of Class    of Beneficial Owner       Beneficial Ownership        of Class
--------------    -------------------       --------------------        --------

Common Stock,     Citizens, Inc.            Beneficial(1)  20,500,000    94.5%
$.001 par value   400 East Anderson Lane
                  Austin, Texas 78752

-------
(1)      Held of record by CICA, a wholly-owned subsidiary of Citizens.

                                   THE MERGER

BACKGROUND AND REASONS FOR THE MERGER

     First American was incorporated under Louisiana law in November 1984. It conducted no operations until the late 1980's, when it determined to undertake an offering of its stock on an intrastate basis only in Louisiana. The purpose of the intrastate offering was to organize and finance two funeral home companies and a Louisiana life insurance company. In 1992 First American, through a subsidiary, opened its first funeral home, which has incurred losses in each year of operations. Through December 31, 1995, 1,198,900 shares of First American Stock had been issued in the First American intrastate offering in Louisiana. No efforts were made afterwards to sell more stock in the intrastate offering. First American did not raise sufficient capital to form an insurance subsidiary or commence operating a second funeral home. The funeral operations in 1994 and 1995 resulted in sales of $259,000 and $273,000, respectively, but also resulted in net losses from operations in each of those two years of approximately $118,000. In September 1995, the parent of First American, American Liberty Financial Corporation, was acquired by Citizens. Thereafter, Citizens conducted an in depth review of the operations of First American.


     Citizens believes that after several years in the funeral home business without significant prospects for growth, and therefore, achievement of net income, the funeral business of First American has little potential for significant positive results. Thus, First American shareholders have doubtful prospects for material growth in the value of their shares, and there is very little likelihood of First American ever paying cash dividends on its stock. Also, there are no prospects at this time for the sale of the funeral home business, as a sale agreement reached in mid-1996 did not close in December 1996. Notwithstanding these adverse facts, Citizens would like to offer shareholders of First American the opportunity to participate in the ongoing ownership of Citizens through ownership of Citizens Class A Stock. Accordingly, Citizens decided to propose the Merger. The Citizens Board believes that the First American shareholders who participate in the Merger will receive shares in a company that has achieved significant growth, has a much larger capitalization than First American, has a history of earnings and whose Class A Stock trades on the American Stock Exchange.


     The First American Board has been concerned for some time about the inability of First American shareholders to sell their shares. A number of these holders had inquired over the past two years as to their ability to liquidate their investment; however, they had been unable to find buyers for their shares due to the limited number of holders and the lack of a trading market. Additionally, although the funeral home operation has experienced sales growth over the past two years, First American management was further concerned about the ability of First American to retire its debt within the foreseeable future. Without additional working capital it would be difficult to expand the funeral home operations of First American to additional locations as originally planned, or to pay cash dividends to shareholders.

     The management of Citizens, which acquired control of First American in September 1995, reviewed the issues regarding First American. The minority shareholders of First American hold approximately 5.5% of First American, and Citizens believed it would be beneficial for minority shareholders to obtain liquidity for their investment. Management undertook an extensive study of the options available to remedy the situation, including exploration of the effect of liquidation or sale of First American. The only viable solution was the pending proposal.

     Given the fact that the book value of the minority holders is slightly more than two cents per share, and recognizing that the investment made by the minority holders of First American was $1.00 per share, management desired to minimize the impact of any disposition of First American on the minority holders of First American Stock. Citizens' shares were valued at their market price around the date of the Merger Agreement ($9.00 per share) and First American minority holders' shares were assigned a $1.00 per share value despite the book value of slightly more than two cents per share. Citizens management believes that this offer is very fair to the minority shareholders of First American.

     Because the proposed transaction offers holders of First American the opportunity to recoup their original investment, the Board and management of First American felt it was in First American's best interest to accept the proposal and to allow the minority shareholders the opportunity of an investment in Citizens Class A Stock. Based on the exchange ratio of one share of First American Stock for .1111 share of Citizens Class A Stock, approximately 133,212 shares of Citizens Class A Stock will be issued to the minority holders of First American Stock. This represents total consideration of approximately $1.2 million in market value of Citizens Class A Stock to be paid to the minority holders in the Merger for their approximate 5.5% ownership interest in First American. The First American Board believes that such consideration is more than adequate for a company with net losses in 1994 and 1995, total shareholders' equity of approximately $504,000 as of September 30, 1996, and minimal prospects for future meaningful positive financial results.


     Upon consummation of the acquisition of the minority interest in First American, Citizens expects to incur a non-recurring charge to earnings of approximately $650,000. This charge is based upon the fair market value of the shares to be issued, less the minority interest acquired, and approximately $300,000 of goodwill, which will be amortized over a ten-year period. The goodwill relates to the funeral operation value of First American. At this time, Citizens intends to have the funeral home operated in the ordinay course of business, which may include operational changes designed to improve efficiencies and increased marketing to enhance sales volumes. Citizens believes that the funeral home can be operated at a profit, but not of sufficient magnitude to enable First American to enhance shareholder value materially or allow First American to be in a position to pay cash dividends.


CONSIDERATION OF THE MERGER BY THE FIRST AMERICAN BOARD

     The terms of the Merger reflect negotiations between the Citizens Board and the First American Board. It should be noted that the First American Board members are also either directors or officers of Citizens and are, therefore, faced with conflicts of interest. See "Conflicts of Interest" below. The First American Board has been advised by independent legal counsel but has not retained an independent investment banking firm with respect to deliberations or the fairness concerning the Merger. The lack of advice and/or a fairness opinion from an investment banking firm conceivably could have negatively impacted the amount of consideration to be received by the minority shareholders of First American. Notwithstanding the foregoing, the First American Board has determined that the Merger is fair and in the best interest of First American shareholders (other than Citizens and its subsidiaries).

     The First American Board met on October 11, 1996 and discussed the offer of Citizens. At that meeting, the entire First American Board determined that, after several years of attempting to establish a profitable funeral home business, it would be better for the First American shareholders if they were able to exchange their First American Stock for a security which has a trading market, as well as own the stock of a corporation that has demonstrated significant growth in its business and net income. The First American Board did not receive a cash offer for the minority shares and did not consider such offer; however, the First American Board believes that the offer by Citizens described herein is substantially greater than if First American were to attempt to sell or liquidate its business and dispose of its other assets and distribute the proceeds to shareholders pro rata. At those meetings the Board also discussed the near term and future prospects for First American. In analyzing the exchange ratio, the First American Board reviewed the market price history of the Citizens Class A Stock, along with the financial statements of Citizens for the Year Ended December 31, 1995 and the financial statements of Citizens for the six months ended June 30, 1996. The First American Board also had directed management to pursue a sale of the funeral home operations of First American; a sales contract reached in mid-1996 to sell the funeral home for $700,000 did not close in December 1996. No negotiations are pending for such sale, and First American is not actively pursuing a sale.

     Upon consummation of the Merger, each share of First American Stock will be converted .1111 share of Citizens Class A Stock, except for shares held by First American, CICA and any of their affiliates; thus, after the Merger, Citizens will beneficially own all of the outstanding First American Stock. It is contemplated that the funeral home business will continue to be operated in the ordinary course of business. Management cannot estimate when, if ever, a sale of the funeral home would be made, and if so, the terms thereof. Assuming sale of the funeral home business, it is contemplated that First American will be liquidated and dissolved. Citizens, through its subsidiary CICA, would receive all of the net assets of First American upon liquidation.

     Of significant importance to the First American Board was the willingness of Citizens to offer the First American shareholders Citizens Class A Stock, which values the First American minority shares at $1.00 per share, or the price each First American minority shareholder paid for his or her stock in the First American public offering. From a valuation standpoint, on a per share basis, this gives First American a value which is substantially greater than any value it might achieve if it otherwise attempted to maximize the value to its shareholders through a sale of assets, liquidation or other significant transaction.

     In light of the foregoing, the First American Board believes that the Citizens offer is fair to the First American shareholders other than Citizens and its subsidiaries.

     In reaching its determination, the First American Board considered numerous factors, including, in particular, the near and future term prospects of First American, including the potential liquidation value of First American, the lack of outside financing alternatives available to First American, the history of losses of First American, the nondiversification of the business of First American and the lack of any trading market for the First American Stock. The near and future prospects of First American do not include any meaningful expansion or probability of net income. Furthermore, it is highly unlikely that any dividends to shareholders would be paid, if at all. In addition to the small size of First American it was highly unlikely that First American would ever have a market for its common stock, thus, impeding the ability of shareholders to realize the value for their shares. The liquidation value of First American would, in the Board's opinion, substantially diminish any potential value to minority shareholders in that such shareholders only own approximately 5.5% of First American. In light of the fact that the book value per share of common stock is approximately two cents per share, it is highly unlikely that the minority shareholders of First American would ever receive any valuation that would be substantially near their original investment of $1.00 per share. All of these factors were discussed and reviewed by the First American Board. The only viable course of action to the minority shareholders was to receive a stock with a substantial history of liquidity and on a value basis which would allow them to receive approximately $1.00 per share. This alternative was so superior to any other alternative that the First American Board determined to proceed with the Merger. The First American Board believes that the proposed consideration to be paid by Citizens is substantially in excess of a liquidation or going concern value of First American and substantially greater in value than any offer to acquire First American. For example, even assuming that the unsuccessful sale of the funeral home of First American could take place, and the proceeds were distributed pro rata to shareholders in liquidation, the minority shareholders of First American would only receive pennies on their investment. The First American Board did not attach a relative weight to the factors it considered in reaching its decision but, considering all factors discussed herein, determined that the Merger is fair to and in the best interests of the First American shareholders.

     THE BOARD OF DIRECTORS OF FIRST AMERICAN HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE FIRST AMERICAN SHAREHOLDERS OTHER THAN CITIZENS AND ITS AFFILIATES.

CONSIDERATION OF THE MERGER BY THE CITIZENS BOARD

     The Board of Directors of Citizens (the "Citizens Board") has concluded that the Merger is the appropriate mechanism for accomplishing the proposed acquisition of the shares of First American that Citizens and its subsidiaries do not own. The Merger affords First American shareholders the opportunity to maintain an ownership interest in Citizens through the ownership of a security with substantially greater liquidity. At present, there is virtually no market for First American Stock, while the Citizens Class A Stock trades on the American Stock Exchange ("AMEX"). The Citizens Board believes that the Merger will provide First American shareholders consideration approximately equal in value to the purchase price of their investment in the intrastate offering of First American.

CONFLICTS OF INTEREST

     Citizens, as a majority beneficial shareholder of First American, and the directors of Citizens are accountable to the minority shareholders of First American as fiduciaries. At the same time, the directors and officers of Citizens owe a fiduciary duty to Citizens and its shareholders to manage Citizens and its investments for the benefit of Citizens and its shareholders. Because Citizens beneficially owns a majority (94.5%) of the shares of First American Stock, it has the power to control the First American Board through the election of the directors of First American. Accordingly, the Merger constitutes a transaction in which Citizens and the Citizens Board have a conflict of interest. Also, all of the members of the First American Board are either officers of Citizens or members of the Citizens Board. Thus, such persons have conflicts of interest in the Merger. These conflicts of interest were addressed by the First American Board in attempting to maximize the value to be received in the Merger by minority shareholders of First American. In addition, each party was represented separately by outside counsel; no other mechanism was put in place to minimize these conflicts.

     The terms of the Merger were established after negotiations between Citizens and the First American management and Board of Directors. There is no assurance that the terms of the Merger are as favorable as could be obtained in one or more transactions with an unrelated party.

STOCK EXCHANGE LISTING

     The Citizens Class A Stock is listed on the American Stock Exchange, and the additional shares of Citizens Class A Stock issuable upon consummation of the Merger have been approved for listing on the American Stock Exchange upon official notice of issuance.

TERMS OF THE MERGER AGREEMENT

     The discussion below contains a summary of the Merger Agreement attached hereto as Appendix A. Shareholders of First American are urged to read Appendix A in its entirety.

     The Merger Agreement provides that at the effective time of the Merger each outstanding share of First American Stock shall be converted into .1111 shares of Citizens Class A Stock, except for shares held by First American or CICA and its affiliates, all of which shares shall be canceled. Neither certificates nor scrip for fractional shares of Citizens Class A Stock will be issued, but in lieu thereof, each holder of shares of First American Stock who would otherwise have been entitled to a fraction of a share of Citizens Class A Stock, upon surrender of all the certificates representing shares of First American Stock registered in the name of such holder, will be paid the cash value of such share based on the price of $9.00 per whole share of Citizens Class A Stock.

     The Merger Agreement may be amended upon approval of the Board of Directors of each party provided that the number of shares of Citizens Class A Stock issuable cannot be amended without approval of the shareholders of First American.

     The Merger Agreement may be terminated and abandoned at any time (whether before or after the approval and adoption by First American shareholders) prior to the effective date of the Merger by unanimous consent of CICA, Acquisition and First American, unless the matter has been satisfied or waived; by any party if any suit, action, or other proceeding is pending or threatened before any court or governmental agency in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated by the Merger Agreement; or by any party if the effective date of the Merger does not occur by March 31, 1997.

RECEIPT OF CITIZENS SHARES

     Enclosed herewith is a "Letter of Transmittal" to the exchange agent, American Stock Transfer and Trust Company (the "Exchange Agent"). After the Merger becomes effective and after receiving a properly completed Letter of Transmittal and the associated certificates from First American shareholders involved, the Exchange Agent will distribute the Citizens Class A Stock to the First American shareholders. The instructions accompanying the Letter of Transmittal provide details with respect to the surrender of certificates for First American shares and the procedure for obtaining certificates for Citizens Class A Stock, including instructions for obtaining certificates for Citizens Class A Stock for lost or destroyed certificates of First American shares.

     After the date the Merger becomes effective, there will be no transfers on the stock transfer books of First American of First American shares which were issued and outstanding immediately prior to the date the Merger becomes effective. If after the date the Merger becomes effective, certificates representing First American shares are properly presented to First American, they will be canceled and exchanged for certificates representing Citizens Class A Stock in the ratio set forth above.

OTHER CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of CICA and First American to consummate the Merger are subject to the satisfaction (or waiver by the party entitled to benefit thereof) of a number of conditions, including:

     1.   The performance by each party of its respective obligations;

     2. The absence of any proceedings instituted or threatened to restrain or prohibit the transactions contemplated by the Merger Agreement;

     3. The continued accuracy in all material respects of the representations and warranties made by each party in the Merger Agreement;

     4. Any party to the Merger Agreement may decline to proceed with the Merger if the effective date of the Merger does not occur by March 31, 1997.

     Any party may waive any conditions to its obligations to complete the Merger, except those which are required by law (such as shareholder and regulatory approval).


EXPENSES AND LIABILITY FOR TERMINATION

     Each of the parties to the Merger Agreement will pay its own fees and expenses incurred in connection with the transaction contemplated by the Merger Agreement, including costs incurred in connection with the termination of the Merger Agreement. It is estimated that First American and Citizens (and its affiliates) will incur approximately $20,000 and $25,000 in expenses, respectively.

DISSENTERS' RIGHTS

     HOLDERS OF FIRST AMERICAN STOCK HAVE DISSENTERS' RIGHTS AS A RESULT OF THE MERGER AGREEMENT. PURSUANT TO PART XIII OF THE BCL, THE SURVIVING CORPORATION IS REQUIRED TO NOTIFY EACH OF THE STOCKHOLDERS ENTITLED TO DISSENTERS' RIGHTS THAT THE DISSENTERS' RIGHTS ARE AVAILABLE, AND TO INCLUDE IN SUCH NOTICE A COPY OF PART XIII OF THE BCL. THE STATUTORY RIGHT OF DISSENT GRANTED BY PART XIII OF THE BCL IS SUBJECT TO STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN PART XIII OF THE BCL. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR

WAIVER OR DISSENTERS' RIGHTS UNDER PART XIII OF THE BCL. A COPY OF PART XIII OF THE BCL IS ATTACHED HERETO AS APPENDIX B AND INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF PART XIII OF THE BCL AND DOES NOT PURPORT TO BE COMPLETE.

     PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. In order for a shareholder to exercise dissenters' rights and receive payment for such shareholder's shares, the shareholder must comply exactly with the requirements explained below and in Part XIII of the BCL. The corporation (First American) is required to send a copy of the certificate of merger issued by the Louisiana Secretary of State to the First American shareholders within 20 days after such certificate is filed. Thereafter, the shareholder must demand in writing the "fair cash value" of the shares within 20 days after receiving a copy of the certificate of merger. If the corporation disagrees and does not pay such amount, it must within a certain time notify the shareholder in writing and state the fair value of the shares which it will agree to pay. If the corporation and shareholder cannot agree upon a fair value, the shareholder must bring a lawsuit within a specified time, or else the shareholder will be bound by the corporation's offer as to fair value or a contention by the corporation that it owes no payment at all. The statute does not specify a particular time that payment, after the termination of fair value, becomes due, but rather requires the shareholder to bring an action to collect the amount with five years after several specified events. FULL AND EXACT COMPLIANCE WITH THE STATUTORY REQUIREMENTS IS ESSENTIAL FOR A SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS SUCCESSFULLY. SHAREHOLDERS ARE URGED TO READ AND UNDERSTAND THE DISCUSSION BELOW AND THE STATUTORY PROVISIONS ATTACHED AS APPENDIX B TO THIS PROSPECTUS.

     A shareholder of First American who wishes to assert dissenters' rights must file with First American a written demand for the cash value of his or her shares within 20 days after receiving a copy of the certificate of merger filed with the Louisiana Secretary of State. Each such shareholder may, within 20 days after the mailing of such notice, but not thereafter, file with First American a demand in writing for the fair cash value of his or her shares as of the day before such vote was taken. The shareholder must state in writing the value demanded, and give a post office address to which the reply of First American may be sent. At the same time the dissatisfied shareholder must deposit in escrow in a chartered bank or trust company located in East Baton Rouge Parish (the parish of the registered office of First American), the certificate representing his or her shares, duly endorsed and transferred to First American upon the sole condition that said certificates shall be delivered to First American upon payment of the value of the shares determined in accordance with the provisions of this Section 131 of Part XIII of the BCL. The shareholder must also deliver to First American, the written acknowledgment of such bank or trust company that it so holds his or her certificates of stock.

     UNLESS THE OBJECTION, DEMAND AND ACKNOWLEDGMENT MENTIONED IN THE PARAGRAPH ABOVE IS MADE AND DELIVERED BY THE SHAREHOLDER WITHIN THE NECESSARY PERIOD, HE OR SHE SHALL CONCLUSIVELY BE PRESUMED TO HAVE ACQUIESCED TO THE MERGER.

     If First American does not agree to the value stated and demanded by the shareholder, or does not agree that a payment is due, it shall, within 20 days after receipt of the shareholder's demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of First American's disagreement, and shall state in such notice the value it will agree to pay if a payment should be held to be due; otherwise First American will be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him or her for the shares.

     JUDICIAL APPRAISAL OF SHARES. If First American and the shareholder cannot agree upon the fair cash value or whether any payment is due, the dissatisfied shareholder must, within 60 days after receipt of notice in writing of First American's disagreement, file suit against First American, in the district court of East Baton Rouge Parish (the parish in which First American has its registered office). The shareholder must request the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before the Merger occurred. The court shall determine whether any payment is due, and if so, award such cash value and render judgment accordingly.

     Any shareholder entitled to file such suit may, within 60 days but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against First American for the fair cash value of his or her shares. No order or decree shall be made by the court staying the Merger, and the Merger may be carried to completion notwithstanding any such suit. FAILURE OF THE SHAREHOLDER TO BRING SUIT, OR TO INTERVENE IN SUCH A SUIT WITHIN 60 DAYS AFTER RECEIPT OF NOTICE OF DISAGREEMENT BY FIRST AMERICAN SHALL CONCLUSIVELY BIND THE SHAREHOLDER (1) BY FIRST AMERICAN'S STATEMENT THAT NO PAYMENT IS DUE, OR (2) IF FIRST AMERICAN DOES NOT CONTEND THAT NO PAYMENT IS DUE, TO ACCEPT THE VALUE OF HIS OR HER SHARES AS FIXED BY FIRST AMERICAN IN ITS NOTICE OF DISAGREEMENT.

     A shareholder will have only five years from the below applicable date in which to bring an action to recover the value of the shareholder's stock: (1) the date the fair value of the shares has been agreed upon by the shareholder and First American; (2) the date First American becomes liable for the value demanded by the shareholder due to First American's failure to give notice of disagreement as to value; or (3) the date the shareholder became bound by First American's valuation of the stock due to the shareholder's failure to bring suit within 60 days after receipt of notice of First American's disagreement as to value.

     In the event that a dissatisfied shareholder rejects First American's offer to pay the amount in cash deemed by First American to be the fair cash value for the shares, First American shall deposit, in the registry of the court the amount of money it had offered the dissatisfied shareholder. This amount shall remain in the court's registry until a final determination on the cause is made. If the amount finally awarded such a dissatisfied shareholder, exclusive of interest and costs, is more than the amount offered and deposited by First American, the costs of the court proceedings shall be borne by First American. HOWEVER IF THE AMOUNT FINALLY AWARDED SUCH A DISSATISFIED SHAREHOLDER, EXCLUSIVE OF INTEREST AND COSTS IS LESS THAN THE AMOUNT OFFERED AND DEPOSITED BY FIRST AMERICAN, THEN THE COSTS OF THE PROCEEDING SHALL BE BORNE BY SUCH A SHAREHOLDER. Under ss. 131(H) of Part XIII of the BCL, a shareholder, upon filing a demand for the value of his or her shares, shall cease to have any of the rights of a shareholder except as described above in that section. Such a demand may be withdrawn by the shareholder at any time before First American gives notice of disagreement. However, after such notice of disagreement is given, withdrawal of notice of the election will require the written consent of First American. If a notice of election is withdrawn or the proposed Merger is abandoned or rescinded, or a court determines that the shareholder is not entitled to receive payment for his or her shares, or the shareholder otherwise loses his or her dissenter's rights, then that dissenter will not have the right to receive payments for his or her shares, and the share certificates will be returned or new certificates will be issued upon request. Additionally, the dissatisfied shareholder will then be reinstated to all rights as a shareholder as of the filing of the demand for value. If any such rights shall have expired or any dividends or distributions, other than cash, have been completed, the dissatisfied shareholder may receive at the election of First American, the fair cash value as determined by the board of directors of First American as of the time of such expiration or completion, but without prejudice otherwise to any First American proceeding that may have been taken in the interim.

                        INFORMATION CONCERNING CITIZENS

     Citizens is a Colorado corporation which is an insurance holding company. The principal executive office of Citizens is located at 400 East Anderson Lane, Austin, Texas 78752, and the telephone number at such office is (512) 837-7100. Specific information on Citizens is contained in its Annual Report on Form 10-K for the Year Ended December 31, 1995, as amended, which is incorporated herein by reference.

                     CERTAIN SECURITY OWNERSHIP OF CITIZENS

     The following table sets forth information regarding the persons known to Citizens to be the beneficial owners of more than 5% of Citizens Class A and Class B Stock as of the date of this Information Statement-Prospectus.


                       Shares Owned and
Name and Address       Nature of Ownership                Percent of Class
----------------       -------------------                ----------------
Harold E. Riley        5,460,671 Class A                      28.0%
P.O. Box 149151        direct and indirect(1)
Austin, TX             621,049 Class B indirect(1)           100.0%

Marjorie D. Riley      1,120,000 Class A direct(2)             5.7%
3410 Tripp
Amarillo, TX




--------------
(1)  See footnote (1) in the table immediately below.
(2)  In record name.

     The following table sets forth information as of the date of this Information Statement-Prospectus with regard to the beneficial ownership of Citizens common shares by each director, the named executive officers and by the executive officers and directors as a group.



                       Shares Owned and
Name and Address       Nature of Ownership                      Percent of Class
----------------       -------------------                      ----------------
Harold E. Riley        5,460,671 Class A direct and indirect(1)        28.0%
                       621,049 Class B indirect (1)                   100.0

Rick D. Riley          356,350 Class A direct and indirect (2)          1.7

Randall H. Riley       109,064 Class A direct and indirect (4)          (3)

Timothy T. Timmerman   47,237 Class A direct                            (3)

Charles E. Broussard   37,041 Class A direct                            (3)

Flay F. Baugh          34,459 Class A direct and indirect (5)           (3)

Joe R. Reneau, M.D.    32,652 Class A direct                            (3)

T. Roby Dollar         31,652 Class A direct and indirect (6)           (3)

Ralph M. Smith, Th.D.  19,547 Class A direct and indirect (7)           (3)

Steven F. Shelton      1,886 Class A direct                             (3)

William P. Barnhill    -0-                                              (3)

Mark A. Oliver         180 Class A direct                               (3)

John K. Drisdale, Jr.  -0-                                              (3)

Clayton D. Dunham      250 Class A direct                               (3)

                           Shares Owned and
Name and Address           Nature of Ownership                     Percent of Class  (continued)
----------------           -------------------                     ----------------  -----------
Clayton D. Dunham          -0-                                           (3)

All executive officers     6,125,989 Class A direct and indirect       31.7
and directors as a group   621,049 Class B direct                     100.0
(14 persons)


---------------


(1) Owns 5,205,184 shares of Class A Stock directly and spouse owns 255,487 shares of Class A Stock. The Harold E. Riley Trust, of which Mr. Riley is the controlling Trustee, owns all of the 621,049 issued and outstanding shares of Class B Stock.



(2) Son of Harold E. Riley. Owns 264,382 shares of Class A Stock directly, 14,100 shares of Class A Stock as joint tenant with spouse, and 77,868 shares of Class A Stock indirectly as trustee for minor children.


(3)  Less than one percent (1%).


(4) Son of Harold E. Riley. Owns 99,785 shares of Class A Stock directly, 2,000 shares of Class A Stock as joint tenant with spouse, and 5,958 shares of Class A Stock indirectly as trustee for minor children; spouse owns 1,321 shares of Class A Stock.


(5) Owns 8,873 shares of Class A Stock directly and 25,586 shares of Class A Stock as joint tenant with spouse.


(6) Owns 16,652 shares of Class A Stock directly and spouse owns 15,000 shares of Class A Stock.



(7) Owns 10,863 shares of Class A Stock directly and spouse owns 8,684 shares of Class A Stock.


     Citizens is not aware of any arrangement, including any pledge by any person of securities of Citizens, the operation of which may at a subsequent date result in a change in control of Citizens.

                             MANAGEMENT OF CITIZENS

DIRECTORS

     The following table sets forth certain information regarding the directors of Citizens.


                                                      Principal                              Director
Name                                Age              Occupation                               Since
----                                ---              ----------                               -----
Flay F. Baugh                       82               Investments                                1989
                                                     Temple, Texas

Charles E. Broussard                70                Rancher/Farmer                            1996
                                                     Kaplan, Louisiana

Steven F. Shelton                   40               Farmer/Rancher                             1993
                                                     Lamar, Colorado

Timothy T. Timmerman                35               President, Texas Cable Systems             1989
                                                     Inc., TCSI-Huntsville and
                                                     Timmerman Investments, Inc.
                                                     Round Rock, Texas

T. Roby Dollar                      58               Vice Chairman, Chief                       1993
                                                     Actuary of Citizens
                                                     Austin, Texas

Joe R. Reneau, M.D.                 64               Physician, Medical Consultant              1989
                                                     Austin, Texas

Harold E. Riley                     68               Chairman of the Board, President           1987
                                                     and Chief Executive Officer of Citizens
                                                     Austin, Texas

Randall H. Riley (1)                41               Vice Chairman, Chief Operating             1993
                                                     Officer of Citizens
                                                     Austin, Texas

Rick D. Riley (1)                   42               Executive Vice President,                  1989
                                                     Electronic Systems of Citizens
                                                     Austin, Texas

Ralph M. Smith, Th.D.               65               Pastor Emeritus                            1993
                                                     Hyde Park Baptist Church
                                                     Austin, Texas

---------
(1) Son of Harold E. Riley. There are no other family relationships between or among Board members and the Executive Officers of Citizens.

     FLAY F. BAUGH, Investments; President, Baugh's Inc., Temple, Texas, a company engaged in shoe manufacturing, from 1954 to present; Director of Citizens Insurance Company of America, former parent of Citizens, from 1978 to 1988. Director of Citizens from 1989 to present.

     CHARLES F. BROUSSARD, rancher and farmer; Director of American Liberty Financial Corporation and American Liberty Life Insurance Company from 1977 and 1978, respectively, to present; Director of Universal Fabricators, Inc. a company engaged in steel fabrication, from 1980 to present; President of Inexpo, LA Livestock Sanitary Board Commission from 1988 to present; Director for Acadian District Livestock Show from 1992 to present; Member of the Wetlands Task Force from 1992 to present; and Vice President of the Midwinter Fair Association from 1993 to present. Director of Citizens from 1996 to present.

     T. ROBY DOLLAR, Vice Chairman, Chief Actuary of Citizens and its affiliates from 1994 to present; President of Citizens and its affiliates from 1992 to 1994; Executive Vice President and Chief Actuary of Citizens and its affiliates from 1987 to 1992.


     JOE R. RENEAU, M.D., Physician - Medical Consultant, Abbott Laboratories, Austin, Texas, from 1987 to present and IBM, Austin, Texas, from 1992 to present; Medical Director of Citizens and its affiliates from 1987 to present.

     HAROLD E. RILEY, controlling shareholder of Citizens; Chairman of Citizens Board and its affiliates from 1994 to present; Chairman of the Board and Chief Executive Officer of Citizens and its affiliates from 1992 to present; Chairman of the Board, Chief Executive Officer and President of Citizens and its affiliates, from 1987 to 1992; Chairman of the Board, President and Chief Executive Officer, Continental Investors Life Insurance Company from 1989 to 1992.

     RANDALL H. RILEY, Vice Chairman and Chief Operating officer of Citizens from 1995 to present; Vice Chairman and Chief Executive Officer of Citizens and its affiliates from 1994 to 1995; Vice Chairman and Marketing Director of Citizens, from 1993 to present; General Manager, Negocios Savoy, S.A. from 1989 to 1993. Director of Citizens from 1993 to present.

     RICK D. RILEY, Executive Vice President of Citizens from 1995 to present; Executive Vice President and Chief Operating Officer of Citizens from September 1995 to October 1995; Chief Administrative Officer of Citizens and its affiliates from 1994 to June 1995, and President thereafter until September 1995; Executive Vice President and Chief Operating Officer of Citizens and its affiliates from 1990 to 1991 and 1992 to 1994; President, Computing Technology, Inc. from 1991 to 1992; Executive Vice President, Data Processing, of Citizens and its affiliates from 1987 to 1991; Executive Vice President, CILIC from 1989 to 1992.

     STEVEN F. SHELTON, Rancher and farmer from 1974 to present; Director, First Centennial Corporation, from January to October 1989 and August 1990 to 1992. Director of Citizens from 1993 to present.

     RALPH M. SMITH, Th.D., Pastor Emeritus, Hyde Park Baptist Church, Austin, Texas, from 1960 to March 1996. Director of Citizens from 1989 to 1990 and 1993 to present; Advisory Director of Citizens from 1991 to 1993.

     TIMOTHY T. TIMMERMAN, President, Texas Cable Systems, Inc.; President, TCSI-Huntsville; President, Northeast Cablevision, Inc.; President, Timmerman Investments Inc., Round Rock, Texas, from 1984 to present. Director of Citizens from 1989 to present.

     No director of Citizens is a director of any other company with a class of securities registered under the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940.

EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers of Citizens. Executive officers are elected annually by the Citizens Board at the first meeting of the Citizens Board following the Annual Meeting of Shareholders of Citizens:

Name                                Age     Position(s)
----                                ---     -----------
Harold E. Riley (1)                 68      Chairman of the Board, President and Chief Executive Officer

Randall H. Riley (2)                41      Vice Chairman and Chief Operating Officer

T. Roby Dollar (1)                  58      Vice Chairman, Chief Actuary and Assistant Treasurer

Rick D. Riley (3)                   42      Executive Vice President

Mark A. Oliver (1)                  38      Executive Vice President, Chief Financial Officer
                                            and Secretary/Treasurer

Clayton D. Dunham (4)               52      Senior Vice President and Director of Marketing

James C. Mott (5)                   68      Senior Vice President and Executive Assistant to Chairman

John K. Drisdale, Jr. (6)           42      Vice President and Chief Counsel

William P. Barnhill (7)             45      Vice President and Controller

---------
(1) Messrs. H. Riley, Dollar, and Oliver have served since 1987. They hold similar positions in affiliated subsidiaries. Messrs. H. Riley and Oliver are also members of the First American Board.

(2) Randall H. Riley has served since September 1993 and holds similar positions in affiliated subsidiaries. Prior to 1993, he served as General Manager for Negocios Savoy, S.A., a marketing company. He is also a member of the First American Board.

(3) Rick D. Riley has served from 1987 to 1991 and 1992 to present and holds similar positions in affiliated subsidiaries. From 1991 to 1992, he was President of Computing Technology, Inc. He is also a member of the First American Board.

(4) Clayton D. Dunham was named Senior Vice President and Director of Marketing of Citizens and its affiliates in November 1994. From 1990 to 1994, he served as President of DIA International. From 1987 through 1990, he was General Manager of Negocios Savoy, S.A.

(5) James C. Mott has served as Senior Vice President and Executive Assistant to the Chairman since January 1996. During 1991, he served as Coordinator in the Marketing Department of Citizens Insurance Company of America, a subsidiary of Citizens. From 1992 through 1994, Mr. Mott supervised the Customer Service Department of Citizens Insurance Company of America. He took partial retirement in 1995 until activated to his current position. He is also a member of the First American Board.

(6) John K. Drisdale, Jr., joined Citizens in December 1995 as Vice President and Chief Counsel. From 1987 to 1992, he was Vice President and General Counsel of Exeter Holdings Corp., an acquisition and investments company. In 1992, Mr. Drisdale entered private law practice as a partner in Forman, Perry, Watkins & Krutz. In 1993, he started the law firm of Drisdale & Lindstrom PLLC from which he joined Citizens.

(7) William P. Barnhill has served as Vice President and Controller of Citizens since June 1996. From 1975 to 1981 he was Manager of Central Disbursing of American General Insurance Company. From 1981 until joining Citizens, he was Senior Vice President and Treasurer of Western General Life Insurance Company.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION


     The following table presents the aggregate compensation which was earned by the Chairman and the Chief Executive Officer of Citizens for each of the past three years, for Citizen's four most highly compensated executive officers other than the Chief Executive Officer (Harold E. Riley) for 1996 and for all other officers whose aggregate compensation exceeded $100,000 in 1995. No other employee of Citizens earned total annual salary and bonus in excess of $100,000 prior to 1994.



                                               Summary of Compensation Table
                                               -----------------------------
                                                                                          Long Term Compensation
                                                                                          ----------------------
                                                    Annual Compensation                   Awards          Payouts
                                            ------------------------------------        -----------       -------
                                                                                        Restricted
                                                                       Other Annual       Stock  Options  LTIP     All Other
Name and Principal Position         Year    Salary            Bonus    Compensation     Award(s) SARs     Payout   Compensation
---------------------------         ----    ------            -----    ------------     -------- ----     ------   ------------
Harold E. Riley, Chairman
  and CEO                           1996    $325,000          N/A            N/A         N/A     N/A      N/A             (1)
                                    1995    $312,700          N/A            N/A         N/A     N/A      N/A      $3,761 (1)
                                    1994    $260,616          N/A            N/A         N/A     N/A      N/A      $6,691 (1)

Randall H. Riley,                   1996    $160,200          N/A            N/A         N/A     N/A      N/A             (1)
Vice Chairman and Chief             1995    $161,431          N/A            N/A         N/A     N/A      N/A      $4,415 (1)
  Operating Officer                 1994    $150,200          N/A            N/A         N/A     N/A      N/A          N/A

Clayton Dunham, Senior VP and
  Director of Marketing             1996    $143,533          N/A            N/A         N/A     N/A      N/A             (1)
                                    1995    $120,200          N/A            N/A         N/A     N/A      N/A          N/A

Steve Rekedal (2)                   1995    $120,200          N/A            N/A         N/A     N/A      N/A          N/A

James I. Dunham (3)                 1996    $150,000          N/A            N/A         N/A     N/A      N/A          N/A

Rick D. Riley, Executive
  Vice President                    1996    $107,680          N/A            N/A         N/A     N/A      N/A             (1)


----------

(1) Profit-sharing plan allocation made in year indicated for the preceding year. The determinations for 1996 are not expected to be made until late March 1997.

(2) Mr. Rekedal, formerly Executive Vice President, resigned effective December 31, 1995.

(3)  Mr. Dunham, formerly Vice President, resigned in November 1996.



     Messrs. R.H. Riley and Clayton Dunham have employment contracts with Citizens terminable by either party on 30 days or less notice without severance pay or similar benefits. Harold E. Riley does not have an employment contract with Citizens.

     All employees of Citizens are covered under a non-contributory profit-sharing plan. Under the terms of the Plan, all employees who have completed one year of service are eligible to participate. Vesting begins following completion of two years' service and employees become fully vested after several years' service. During 1993, no contributions to the plan were made. Citizens made $50,000 annual contributions to the plan in 1994 and 1995. Messrs. H.E. Riley, R.H. Riley, Dunham and Rekedal had $55,831, $4,415, $0 and $0, respectively, vested under the plan as of December 31, 1994, the last allocation date.

     The members of Citizens Board who are not officers of Citizens are paid $300 per meeting, while Committee members who are not officers are paid $150. Total directors' fees paid during 1995 were $4,500. In 1995, Messrs. Reneau and Smith were paid $15,000 and $1,800, respectively, in 1995 for services performed as consultants to Citizens.

                           BUSINESS OF FIRST AMERICAN

     First American, through a subsidiary, owns and operates a funeral home in Louisiana. The funeral home performs all personal and professional services relating to funerals, including preparation and embalming, securing necessary vital statistical information, preparing and filing death certificates and other forms, attention to funeral service details, use of funeral establishment facilities, and the use of funeral service motor vehicles and equipment. In addition, the funeral home also retails certain funeral merchandise such as caskets, burial vaults, outside grave liners, cremation receptacles, flowers and burial garments. First American has no employees, as the three employees of the operation are provided by its parent corporation.

     The services of the First American funeral home are available to the general public, and it faces competition from other funeral home operators in its area of operations. Competitive factors in First American's funeral home operations include price, quality of services and location. There are other funeral homes that have larger operations, histories of earnings and significantly greater customer bases than First American. The funeral home industry is characterized by a large number of independent operations, the vast majority of which are locally owned and operated. Some firms operate both funeral homes and cemeteries. There are in excess of 20,000 funeral homes operating in the United States and Canada. The operations of most of these funeral homes and of the individual locations of multi-home corporations are limited to the local geographic areas in which they are located. The First American funeral home must compete with the other firms in the same general area. In order to compete successfully the funeral home must maintain competitive prices and a good reputation and high professional standards, due in part to the high incidence of business derived from families previously served.

     The operations of the First American funeral home are subject to regulations, supervision and licensing under various state and local statutes, ordinances and regulations and certain regulations of the Federal Trade Commission. To date, compliance with such regulations has not had a significant impact on the operations of First American.

     In the late 1980's, First American commenced a public offering of its shares on a "best efforts" basis to bona fide residents of Louisiana. Total gross proceeds raised through December 31, 1995 were $1,198,900. The First American funeral home was completed and open for business in September 1992. In September 1995, the parent of First American, American Liberty Financial Corporation, was acquired by Citizens.

     There is no trading market for the securities of First American, and it has never paid a dividend and has no plans to pay a dividend.

     Citizens, through a subsidiary (CICA), owns 94.5% of the outstanding First American Stock. There are no other persons who own more than 5% of the outstanding First American Stock. No officer or director of First American owns any First American Stock.

     Certain Accounting Matters of First American. After the parent of First American, American Liberty Financial Corporation, was acquired by Citizens in September 1995, the Board of Directors of First American replaced its independent auditors, Smith, Carney & Co., P.C. ("Smith Carney"), with the independent auditors for Citizens, KPMG Peat Marwick LLP. The report of Smith Carney on the financial statements of First American as of December 31, 1994, states: "As discussed in Note J of the 1994 notes to the consolidated financial statements, the ability of the Company to continue its stock offering depends upon obtaining approval from, and meeting certain requirements of the Insurance Commissioner of Louisiana, and being able to obtain funding for a proposed life insurance subsidiary. Approval of the offering and the outcome of these matters cannot presently be determined. Accordingly, the financial statements do not include any adjustments that might result from the outcome of this uncertainty." As indicated above, the intrastate stock offering of First American was completed in 1995 with gross proceeds of approximately $1,198,900. There were no disagreements with Smith Carney on any matter, the accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     As required by Securities and Exchange Commission rules, Smith Carney's consent was requested to include its audit report dated February 27, 1995 in the Registration Statement of which this Information Statement-Prospectus is a part. On January 14, 1997, pursuant to its policy of requiring indemnification where it issues a consent as predecessor auditor, Smith Carney requested that Citizens indemnify Smith Carney and its associated persons for reasonable and appropriate legal and other costs associated with the successful defense in any litigation or other legal proceeding that could arise from the inclusion of Smith Carney's audit report dated February 27, 1995 in the Registration Statement. For this purpose, a successful defense is one in which the indemnified party is neither decreed to have been culpable, nor pays any damages as a result of a judgment or settlement. In order to satisfy the Securities and Exchange Commission requirement of inclusion of the audit report of Smith Carney on First American, Citizens agreed to the requested indemnification on January 16, 1997. In accordance with guidance reported by the American Institute of Certified Public Accountants, the indemnification provision was requested by Smith Carney after KPMG Peat Marwick LLP issued its report on the 1995 financial statements of First American, and provides that any indemnification is void and any funds advanced to Smith Carney are required to be returned to Citizens if a court, after adjudication, finds that Smith Carney is liable for professional malpractice relating to its audit of First American addressed in Smith Carney's report dated February 27, 1995.

               MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS - FIRST AMERICAN

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     A net loss of $171,132 was incurred for the year ended December 31, 1995, compared to losses of $154,460 and $74,242, respectively for the years ended December 31, 1994 and 1993. Significant increases in operating expenses without proportional increases in funeral home sales was the primary reason for the increased loss in 1995. A decline in funeral home sales contributed to the significant increase in operating loss from 1993 to 1994.

     Total revenues for the year ended December 31, 1995 were $216,897, a 7.2% increase over 1994 when total revenues were $202,295. The 1994 revenues represent a decline of 15.1% from 1993. Funeral home sales were $273,092 in 1995, compared to $258,702 for the same period in 1994, and $307,639 in 1993. The 1995 increase reflects improvement in the number of funerals at First American's Baker, Louisiana facility, while the decrease from 1993 to 1994 reflects the impact of a change in local management of the facility. Management believes that the revenues of the funeral home will continue to improve in the coming years as the facility becomes more entrenched in its market and its reputation spreads. Management believes that the long term possibilities of the facility are somewhat limited by the area in which it operates. Baker, Louisiana is a suburb of Baton Rouge, Louisiana of moderate size. As a result of the size of the community and the competition in the funeral market for the area, management believes growth of 10-15% per year for the next five years would reflect positive results for the facility.

     General expenses increased significantly during 1995 to $316,743 from $271,140 in 1994 and $222,334 in 1993. The growth in expenses from 1993 to 1995 reflects increases in the overall cost of operating the funeral facility, as well as costs related to the terminated stock offering of First American. When a management change was made at the Baker facility in 1994, the new managers salary reflected an increase over the cost of prior management. Additionally, an assistant director was added in order to permit the director to visit with the community to promote the facility. Management believes this plan will provide long term increases in sales, although the related costs have lowered near term profit. In 1995, because the hearse and limousine utilized in the funeral operation were several years old, having been acquired as used vehicles, maintenance expenses for them became significant and their performance unreliable. During 1996, management intends to search for suitable replacements in order to lower the maintenance expenses and improve the availability of such vehicles. However, a lack of available cash may impact management's ability to replace them. Over the past three years, a significant amount of expense was incurred in updating the offering documents related to the sale of shares of First American Stock. Following the change of control of First American in September 1995, this offering was terminated due to new management's view that the likelihood of success was limited relative to the cost facts associated with maintaining the offering. Both legal and accounting expenses were significant in 1994 and 1995. Legal fees for 1994 were $29,671, while audit fees were $6,507 and salaries related to the offering were $42,923. In 1995, legal fees amounted to $20,105, while accountant fees were $7,828. Due to the termination of the offering and changes in the manner in which the funeral home operates, management is optimistic that some expense reduction will be achieved in 1996, with greater deductions achieved in future years.

LIQUIDITY AND CAPITAL RESOURCES

     Recent consolidations in the funeral home industry have made it extremely difficult for the small, independent funeral home to operate. Several large, national and international firms dominate the industry, and due to their capital base, their ability to attract outside capital and their economies of scale, they present a significant impediment to the successful development and operation of funeral homes such as the one operated by First American.

     Management had previously planned on building and operating a second funeral home in another suburb of Baton Rouge, Louisiana, along the same operating philosophy as the existing facility; however, given the startup costs experienced in the Baker facility and the drain on capital created by its operations in its early years, management decided to suspend plans to proceed with the second facility. First American currently has a significant amount of indebtedness, approximately $91,000 on a mortgage loan on its Baker facility, owed to its parent, as well as $520,000 in operating capital loans made by an affiliate.

     Although the operations are experiencing growth under current management, the task of expanding First American's capital base and its ability to repay this significant debt raise concerns about the long term viability of the operations. Management believes the sale of this operation will be necessary at some time in the future to insure the long term viability of First American. Although this operation is currently cash flowing itself, any downturn in business or the economy could create a situation where additional capital would need to be infused. Management is unable to predict the success of this endeavor, and the amount of debt owed by First American continues to limit its ability to attract outside capital or to expand operations further.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     Net income for the nine months ended September 30, 1996 was $22,911, an improvement over the same period in 1995, when a net loss of $13,602 was incurred. A significant increase in funeral home sales was the primary reason for the improvement in net income.

     Total revenues for the period were $227,355, a 24.9% increase over 1995, when revenues were $181,913. Funeral home sales were $287,123 compared to $222,938 for the same period in 1995, a 28.8% increase. Gross profit on said sales was $201,048 in 1996, a margin of 70.0% while in 1995, gross profit was $161,448 with a margin of 72.4%. Funeral business through September was up significantly compared to the prior year. During the first five months of 1996, First American's funeral home in Baker, Louisiana held more services than all of 1994 and was within five of performing as many as the entire previous year. The lower gross margin reflects some revenues that involved embalming and transporting bodies, as well as cremations, that have lower margins than full services.

     General expenses increased significantly during 1996 to $197,500 from $188,540 in the prior year. Part of the increase is due to the addition of health insurance benefits for the employees of the funeral home. Additionally, due to the increased volume of funerals, additional staff was added for the early part of the year. The hearse and limousine utilized in the funeral operation were several years old and as such, First American's maintenance expenses for the vehicles were approaching a point of diminishing returns given the age and condition of them. Management was successful in acquiring replacements for these vehicles during the third quarter with the assistance of First American's parent. It is expected that the new vehicles will result in a reduction in operating expenses in future periods.

     THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     A net loss for the quarter ended September 30, 1996 of $11,743 was incurred, compared to a loss of $32,209 for the same period in 1995. Increased revenues coupled with decreased operating expenses and improved profit margins on funeral sales contributed to the improvement.

     Revenues for the quarter were $50,207, compared to $39,804 in the prior year. Funeral home sales increased more than 31% during the quarter, reaching $66,632 from $50,740, although this rate was lower than that seen in earlier periods of 1996. Continued increases in funeral activity were the reason for the growth. Gross profits on funeral sales were $47,821 in 1996, with a margin of 71.7%, compared to gross profits of $34,137 and a margin of 67.3% in the prior year. This improvement in profit margin, which relates to the types of services performed, was the primary reason for the improvement in operating results. Management is pleased with the improvement in margin during the quarter, since there were no material price increases in the funeral area. Several suppliers, notably casket makers and vault manufacturers, have notified First American to expect price increases in 1997. As a result, management is reviewing the pricing structure in its funeral operations and expects to increase prices in early 1997 to maintain and expand profit margins.

     Expenses declined compared to the previous year, to $67,237 from $69,330. The decline is attributable to the method in which the current management of the funeral home operations has managed the overhead in light of the increase in volume of funerals, as well as to a refund of taxes paid to local authorities during the quarter.

LIQUIDITY AND CAPITAL RESOURCES

     Recent consolidations in the funeral home industry have made it extremely difficult for the small, independent funeral home to operate. Several large, national and international firms dominate the industry, and due to their capital base, their ability to attract outside capital and their economies of scale, they present a significant impediment to the successful development and operation of funeral homes such as the one operated by First American.

     Management had previously planned on building and operating a second funeral home in another suburb of Baton Rouge, Louisiana, along the same operating philosophy as the existing facility; however, given the startup costs experienced in the Baker facility and the drain on capital created by its operations in its early years, management decided to suspend plans to proceed with the second facility. First American currently has a significant amount of indebtedness, approximately $91,000 on a mortgage loan on its Baker facility, owed to its parent, as well as $520,000 in operating capital loans made by an affiliate.

     Although the operations are experiencing growth under current management, the task of expanding First American's capital base and its ability to repay this significant debt create concerns about the long term viability of the operations. Management spent much of the early part of 1996 working to explore the possibility of the sale of the Baker funeral home and was successful in entering into a contract with the on-site management of the funeral home to sell the facility for $700,000. Management believed the sale of this operation was required to insure the long term viability of First American. Although the funeral home is currently cash flowing itself, any downturn in business or the economy could create a situation where additional capital would need to be infused. After much discussion between the parties, the contract expired on December 16, 1996 due to the inability of the purchaser to arrange sufficient financing to close. Management did receive an additional preliminary, oral offer for the facility from an unrelated party; however, such party's offer was significantly less than the previous offer and management declined to proceed with negotiations. No further sales discussions are anticipated. No other viable sale opportunities of the funeral operation exist at this time. Based upon these facts, management has determined to withdraw the funeral home from sale for the foreseeable future and to focus on improving cash flows and profitability in the operation. Management believes this endeavor can generate profits, but not to the extent where shareholder value can be increased materially or First American can be in a position to pay cash dividends, and the amount of debt owed by First American continues to limit its ability to attract capital or to expand operations further.


     Management entered into discussions with Citizens, its ultimate parent, in 1996 toward an alternative solution to First American's problems. In addition to the operating problems facing First American, it has a minority shareholder group that owns 5.52% of the outstanding shares, but who contributed approximately $1,199,000 of the capital of First American. No market has developed for First American Stock, leaving this group owning a minority interest in a company that has no trading for its shares, and thus an inability to recoup any of its investment. Management gave consideration to liquidating First American; however, lacking the cash or the book value per share to return a reasonable amount of investors' capital, decided against such an option. An agreement was reached with Citizens whereby investors would receive one share of Citizens Class A Stock for every nine shares of First American Stock owned. Citizens is a significantly larger entity than First American, with several thousand shareholders and an active trading market. Citizens shares are listed on the American Stock Exchange. Further, the proposed transaction affords First American holders the opportunity to recoup their original $1.00 investment in First American, rather than receiving only pennies per share for their investment. Should the pending transaction not be completed, management will be forced to consider other alternatives to funding the future of First American's operations.

                    COMPARISON OF RIGHTS OF SECURITYHOLDERS

     The holders of issued and outstanding First American Stock will receive Citizens Class A Stock. The rights of the holders of Citizens shares are governed by Citizens' Articles of Incorporation, bylaws and Colorado law, while the rights of holders of First American Stock are governed by First American's Articles of Incorporation, bylaws and Louisiana law. In most respects, the rights of holders of Citizens Class A Stock and holders of First American Stock are similar. The following is a brief comparison of the rights of the holders of First American Stock with those of Citizens Class A Stock.

AUTHORIZED SHARES

     The aggregate number of shares which Citizens is authorized to issue is 50,000,000 shares of Class A Stock with no par value and 1,000,000 shares of Class B Stock , with no par value; of which 21,069,411 shares of such Class A Stock and 621,049 shares of Class B Stock are issued and outstanding, fully paid and non-assessable. These numbers do not include treasury shares.

     The aggregate number of shares which First American is authorized to issue is 40,500,000 shares of Common Stock with par value of $.001 per share of which 21,698,900 shares are issued and outstanding, fully paid and non-assessable. These numbers do not include treasury shares.

     Both Colorado and Louisiana law allow corporations to authorize one or more classes of stock with or without par value and such designations, preferences, limitations and other rights as allowed by the articles of incorporation.

DIVIDEND RIGHTS

     The cash dividends paid upon each share of Citizens Class A Stock are twice the cash dividends paid on each share of Citizens Class B Stock. Because First American has only one class of Common Stock, no such difference exists in the dividend rights of its Common Stock.

     Generally, both Colorado and Louisiana law allow the Board of Directors to declare dividends from time to time as long as such payment of dividends would not make the corporation insolvent or the corporation's net assets after such payment are sufficient that upon dissolution or liquidation the corporation can satisfy any preferential rights of shareholders other than those receiving the dividend.

VOTING RIGHTS

     The voting rights of Citizens Class A Stock and Class B Stock are equal in all respects except that the holders of Class B Stock have the exclusive right to elect a simple majority of the members of Citizens' Board of Directors, and the holders of the Class A Stock have the exclusive right to elect the remaining directors.

     The holders of First American Stock are entitled to one vote for each share of stock held. Neither the holders of First American Stock or Citizens Class A Stock have cumulative voting rights in the election of directors.

     The Articles of Incorporation of Citizens provide that when, with respect to any action to be taken by Citizens shareholders the Colorado Business Corporation Act requires the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon, or of any class or series, such action may be taken by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such action. The power to amend the Articles of Incorporation, approve mergers and approve extraordinary asset transfers are all subject to this requirement.

     First American's Articles of Incorporation provide that, with respect to any action to be taken by First American shareholders including, but not limited to shareholder approval of amendments, mergers, consolidations, or asset transfers, such action may be taken by the affirmative vote of a majority of the voting shareholders present or represented at a meeting duly called and held on due notice, at which a quorum is present or represented.

     First American's bylaws provide that, subject to repeal or change by action of First American's shareholders, the power to alter, amend, or repeal First American's bylaws or to adopt new bylaws is vested in the Board of Directors. Citizens' Articles of Incorporation provide that Citizens' Board of Directors has the power to enact, alter, amend and repeal Citizens' bylaws not inconsistent with the laws of Colorado or Citizens' Articles of Incorporation, as the Board of Directors deems best for the management of Citizens; however, Colorado statutes give shareholders the right to amend and repeal bylaws even if not so provided for in the bylaws themselves.

     Special meetings of First American shareholders may be called by First American's President, its Board of Directors, or the holders of one-fifth (1/5) or more of all the First American shares entitled to vote. Special meetings of Citizens' shareholders may be called by the Chairman of its Board, the Board of Directors, or the holders of 10% or more of all the Citizens shares entitled to vote. A majority of the shares of the outstanding capital stock entitled to vote constitutes a quorum of shareholders under the bylaws of First American. The bylaws of Citizens provide that one-third (1/3) of the votes entitled to be cast on a matter by a voting group shall constitute a quorum of that voting group. The bylaws of Citizens provide that shareholders can take action without a meeting provided that all the shareholders of the corporation entitled to vote have consented to the action in writing. First American's Articles of Incorporation provide that written consents signed by a majority of the voting shares outstanding shall be sufficient to authorize an action without a meeting.

PREEMPTIVE RIGHTS

     Authorized First American and Citizens shares may be issued at any time, and from time to time, in such amounts and for such consideration as may be fixed by the Board of Directors of First American and Citizens, respectively. No holder of Citizens or First American shares has any preemptive or preferential right to purchase or to subscribe for any shares of capital stock or other securities which may be issued by Citizens or First American.

LIABILITY OF DIRECTORS

     As authorized by Colorado law, Citizens' Articles of Incorporation contain a provision to the effect that no director of Citizens shall be personally liable to Citizens or any of its shareholders for damages for any breach of duty as a director except breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct, or any transaction from which the director derived an improper personal benefit. Neither the Articles of Incorporation of First American nor Louisiana law limit the personal liability of a director regarding breach of duty.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution, or winding up of Citizens, whether voluntary or involuntary, the holders of Citizens common shares are entitled to share, on a share-for-share basis, any of the assets or funds of Citizens which are distributable to its shareholders upon such liquidation, dissolution, or winding up.

     In the event of any liquidation, dissolution, or winding up of First American, whether voluntary or involuntary, First American common shareholders will be entitled to share, on a share-for-share basis, any of the remaining amounts or funds of First American which are distributable to its shareholders upon such liquidation, dissolution or winding up.

     The Citizens Class A Stock to be issued upon consummation of the Merger will be fully paid and non-assessable. First American shares, for which full consideration has been paid, are deemed to the fully paid and non-assessable.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary discusses the material tax consequences of the Merger and is for general information only. It is based on the current provisions of the Internal Revenue Code of 1986 (the "Code"), the applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change. The tax treatment of a First American shareholder may vary depending upon such shareholder's particular situation and certain shareholders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, and persons who are not citizens or residents of the United States or who are as to the United States foreign corporations, foreign partnerships and foreign estates or trusts) may be subject to special rules not discussed below.

         Citizens believes that the exchange of shares of Citizens Class A Stock for shares of First American Stock pursuant to the Merger will be as set forth below. Since no ruling from the Internal Revenue Service ("IRS") has been or will be sought with respect to any aspect of the Merger, there can be no assurance that the IRS will not take a contrary view as to the tax consequences described herein. Furthermore, future legislative, judicial or administrative changes or interpretations, which may or may not be retroactive, could alter or modify the statements and conclusions set forth herein and could affect the tax consequences to First American's shareholders described herein.

CONSEQUENCES

     Citizens believes that the following federal income tax consequences are expected to result:

     (1) Each First American shareholder will recognize gain or loss upon the receipt by him or her of shares of Citizens Class A Stock in exchange for his or her shares of First American Stock pursuant to the Merger. Such gain or loss will be capital gain or loss, provided that such shares of First American Stock are held as a capital asset at the time of the consummation of the Merger, and would be long-term capital gain or loss if the First American Stock had been held for longer than one year.

     (2) A shareholder's basis in the Citizens Class A Stock received pursuant to the Merger will be fair market value of the Citizens Class A Stock on the date of the Merger, and the shareholder's holding period for such shares will begin on such date.

     (3) Neither Citizens nor First American will recognize any taxable income, gain or loss as a result of the consummation of the Merger; however, a subsidiary of Citizens will recognize taxable gain as a result of the Merger because it will be distributing Citizens Class A Stock it holds to complete the Merger with a very limited basis in such stock. Citizens management expects that the tax effect will be insignificant to Citizens on a consolidated basis.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. FIRST AMERICAN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER OF THEIR SHARES OF FIRST AMERICAN STOCK PURSUANT TO THE MERGER, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND POSSIBLE AMENDMENTS TO SUCH LAWS.

                           SOURCE OF CITIZENS SHARES

     The Citizens Class A Stock which will be issuable in the Merger will be Class A Stock held by a Citizens wholly-owned subsidiary, CICA. Citizens has 50,000,000 Class A Common shares authorized. CICA is obligated to reserve sufficient shares of its Class A Stock to enable it to perform its obligations under the Merger Agreement. The Citizens shares have been duly authorized and validly issued, and fully paid and non-assessable.

                                    EXPERTS

     The consolidated financial statements of Citizens, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference, and the consolidated financial statements of First American Investment Corporation and subsidiaries as of December 31, 1995 and for the year then ended included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference or appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements included herewith of First American and its subsidiaries as of December 31, 1994 and for each of the years in the two-year period ended December 31, 1994 have been audited by Smith, Carney & Co., P.C. ("Smith Carney"), independent accountants, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to an uncertainty concerning the ability of First American to continue its stock offering), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Citizens has agreed to indemnify Smith Carney and its associated persons for reasonable and appropriate legal and other costs associated with the successful defense in any litigation or other legal proceeding that could arise from the inclusion of Smith Carney's audit report dated February 27, 1995 in the Registration Statement. For this purpose, a successful defense is one in which the indemnified party is neither decreed to have been culpable, nor pays any damages as a result of a judgment or settlement.


                                 LEGAL MATTERS

     The legal status of the Citizens Class A Stock to be distributed pursuant to the Merger will be passed upon by Jones & Keller, P.C., Denver, Colorado.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES

Independent Auditors' Report..................................................................F-2

Independent Auditors' Report..................................................................F-3

Consolidated Balance Sheets as of December 31, 1995 and 1994..................................F-4

Consolidated Statements of Operations for the Year Ended December 31, 1995,
         1994 and 1993........................................................................F-6

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
         December 31, 1995, 1994 and 1993.....................................................F-7

Consolidated Statements of Cash Flows for the Years Ended December 31, 1995,
         1994 and 1993........................................................................F-8

Notes to Consolidated Financial Statements....................................................F-9

Consolidated Balance Sheets as of September 30, 1996 and December 31, 1995....................F-16

Consolidated Statements of Operations for the Nine Months Ended September 30, 1996
         and 1995 (unaudited).................................................................F-18

Consolidated Statements of Operations for the Three Months Ended September 30, 1996
         and 1995 (unaudited).................................................................F-19

Consolidated Statements of Changes in Cash Flows for the Nine Months Ended
         September 30, 1996 and 1995..........................................................F-20

Consolidated Statements of Changes in Cash Flows for the Three Months Ended
         September 30, 1996 and 1995..........................................................F-21

Notes to Consolidated Financial Statements....................................................F-22


                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
First American Investment Corporation
Baton Rouge, Louisiana:

We have audited the accompanying consolidated balance sheet of First American Investment Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First American Investment Corporation and subsidiaries as of December 31, 1995, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

                          /s/ KPMG PEAT MARWICK LLP


March 8, 1996

INDEPENDENT AUDITORS' REPORT

The Board of Directors
First American Investment Corporation
Baton Rouge, Louisiana

We have audited the accompanying consolidated balance sheet of First American Investment Corporation and Subsidiaries as of December 31, 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1994 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First American Investment Corporation and Subsidiaries as of December 31, 1994, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

As discussed in Note J of the 1994 notes to the consolidated financial statements, the ability of the Company to continue its stock offering depends upon obtaining approval from, and meeting certain requirements of the Insurance Commissioner of Louisiana, and being able to obtain funding for a proposed life insurance subsidiary. Approval of the offering and the outcome of these matters cannot presently be determined. Accordingly, the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Smith, Carney & Co., P.C.
SMITH, CARNEY & CO , P.C.

Oklahoma City, Oklahoma
February 27, 1995

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1995 AND DECEMBER 31, 1994



ASSETS                                                      1995            1994
------                                                   ----------      ----------

CURRENT ASSETS:
  Cash                                                   $  530,744      $    6,429
  Accounts receivable:
    Trade, net of allowance of $4,000 in 1995 and
    $2,665 in 1994                                            8,395          59,278
  Other                                                           0          11,295
  Inventory                                                  13,861          13,872
                                                         ----------      ----------
         TOTAL CURRENT ASSETS                               553,000          90,874
                                                         ----------      ----------

Restricted cash, funds in escrow and cash equiva-
  lents per public offering of stock                         17,266         529,818
Agents' accounts receivable, net of allowance for
  advances in excess of commissions earned of
  $0 in 1995 and $163,064 in 1994                                 0          36,116
Property and equipment, at cost, net of accumulated
  depreciation of $115,496 in 1995 and $100,773
      in 1994                                               507,244         530,159
Deferred tax asset                                                0          53,503
Deferred offering costs                                           0          69,087
Other assets, net of accumulated amortization of
  $6,545 in 1995 and $3,248 in 1994                               0           6,823
                                                         ----------      ----------

         TOTAL                                           $1,077,510      $1,316,380
                                                         ==========      ==========










See accompanying notes to consolidated financial statements.

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1995 AND DECEMBER 31, 1994


LIABILITIES AND SHAREHOLDERS' EQUITY                          1995              1994
------------------------------------                       -----------       -----------
CURRENT LIABILITIES:
  Accounts payable and other accrued liabilities           $     1,516       $    19,257
  Note payable, officer                                              0            30,620
  Current portion of mortgage payable                           10,732             9,811
                                                           -----------       -----------
         TOTAL CURRENT LIABILITIES                              12,248            59,688
                                                           -----------       -----------

Payable to affiliates                                          534,941           544,905
Mortgage payable, affiliate                                     85,988            96,721
Deferred credit, sales proceeds collected from public
  offering of stock, net of subscriptions receivable            15,750            15,351
                                                           -----------       -----------
                  TOTAL LIABILITIES                            648,927           716,665

SHAREHOLDERS' EQUITY:
  Common stock, par value $.001; 40,500,000 shares
    authorized; 21,698,900 shares in 1995 and 1994
    issued and outstanding                                      21,699            21,699
  Additional paid-in capital                                   978,421           978,421
  Treasury stock, 400 shares, at cost                             (400)             (400)
  Accumulated deficit                                         (571,137)         (400,005)
                                                           -----------       -----------
         TOTAL SHAREHOLDERS' EQUITY                            428,583           599,715
                                                           -----------       -----------

                  TOTAL                                    $ 1,077,510       $ 1,316,380
                                                           ===========       ===========







See accompanying notes to consolidated financial statements.

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


INCOME:                                             1995            1994             1993
-------                                           ---------       ---------       ---------
  Funeral home sales                              $ 273,092       $ 258,702       $ 307,639
  Cost of goods sold                                (74,305)        (80,733)        (89,582)
  Interest                                           17,654          17,385          14,369
                                                  ---------       ---------       ---------
         TOTAL REVENUES                             216,441         195,354         232,426

EXPENSES:
  Advances in excess of commissions earned                0          17,892          32,000
  General and administrative                        316,743         271,140         222,334
  Taxes, licenses and fees                            8,593          21,048          23,256
                                                  ---------       ---------       ---------
         TOTAL EXPENSES                             325,336         310,080         277,590

OTHER INCOME (EXPENSE):
  Miscellaneous income                                  456           6,941           5,750
  Interest expense                                   (9,190)        (10,031)         (9,885)
                                                  ---------       ---------       ---------
         TOTAL OTHER EXPENSES                        (8,734)         (3,090)         (4,135)
                                                  ---------       ---------       ---------

LOSS FROM OPERATIONS BEFORE PROVISIONS
  FOR INCOME TAXES                                 (117,629)       (117,816)        (49,299)
                                                  ---------       ---------       ---------

Provisions for (benefit from) income taxes:
  Current                                                 0               0          (2,057)
  Deferred                                           53,503          36,644               0
                                                  ---------       ---------       ---------
         TOTAL PROVISIONS FOR (BENEFIT FROM)
           INCOME TAXES                              53,503          36,644          (2,057)
                                                  ---------       ---------       ---------

         NET LOSS                                 $(171,132)      $(154,460)      $ (47,242)
                                                  =========       =========       =========






See accompanying notes to consolidated financial statements.

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                             Additional       Accum-           Total
                                Common         Treasury        Paid-In        ulated         Shareholders'
                                Stock           Stock          Capital        Deficit          Equity
                                -----           -----          -------        -------          ------
Balances at Dec. 31, 1992      $  21,092      $    (400)      $ 493,918      $(198,303)      $ 316,307

Issuance of Stock                    607              0         484,503              0         485,110

Net Loss                               0              0               0        (47,242)        (47,242)
                               ---------      ---------       ---------      ---------       ---------

Balances at Dec. 31, 1993         21,699           (400)        978,421       (245,545)        754,175

Net Loss                               0              0               0       (154,460)       (154,460)
                               ---------      ---------       ---------      ---------       ---------

Balances at Dec. 31, 1994         21,699           (400)        978,421       (400,005)        599,715

Net Loss                               0              0               0       (171,132)       (171,132)
                               ---------      ---------       ---------      ---------       ---------

Balances at Dec. 31, 1995      $  21,699      $    (400)      $ 978,421      $(571,137)      $ 428,583
                               =========      =========       =========      =========       =========

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

CASH FLOWS FROM OPERATING ACTIVITIES:                                        1995             1994            1993
-------------------------------------                                      ---------       ---------       ---------
  Net loss                                                                 $(171,132)      $(154,460)      $ (47,242)
  Adjustments to reconcile net loss to net cash provided by operating activities:
      Depreciation of property and equipment                                  25,232          38,327          43,814
      Amortization                                                            72,384           2,836           2,836
      Advances in excess of commissions earned                                36,116          18,591          32,000
      Decrease in deferred tax assets                                         53,503          36,644               0
      Change in operating assets and liabilities:
        Decrease (increase) in accounts receivable, trade                     50,883         (15,857)        (34,721)
        Decrease (increase) in accounts receivable, officer
           and parent                                                         11,295          (5,444)         (5,851)
        (Increase) decrease in inventory                                          11             935          (1,197)
        Increase (decrease) in accounts payable                              (48,361)          4,119         (11,901)
        (Increase) decrease in other assets                                    3,526           1,231          (1,210)
        (Decrease) in operating portion of loans payable,
          parent and affiliates                                               (9,964)        (35,361)         (3,127)
                                                                           ---------       ---------       ---------
         NET CASH USED BY OPERATING ACTIVITIES                                23,493        (108,439)        (26,599)
                                                                           ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans made - accounts receivable, agents                                         0               0         (53,336)
  Payments on accounts receivable, agents                                          0             264           6,008
  Purchase of property and equipment                                          (2,317)         (2,807)        (21,592)
  Organization costs                                                               0            (959)         (1,646)
                                                                           ---------       ---------       ---------
         NET CASH USED IN INVESTING ACTIVITIES                                (2,317)         (3,502)        (70,566)
                                                                           ---------       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Deferred offering costs incurred                                                 0          (1,039)        (29,068)
  Increase in payable for costs of public stock offering                           0              44           1,193
  Sales proceeds collected from public offering of stock                         399           1,700          59,050
  Proceeds from loan payable - parent                                              0          99,431          94,873
  Proceeds from note payable - officer                                             0          30,620               0
  Principal payments on mortgage                                              (9,812)         (8,970)         (8,200)
                                                                           ---------       ---------       ---------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                            (9,413)        121,786         117,848
                                                                           ---------       ---------       ---------

Increase in cash and restricted cash                                          11,763           9,845          20,683
Cash and restricted cash at beginning of year                                536,247         526,402         505,719
                                                                           ---------       ---------       ---------
Cash and restricted cash at end of year                                    $ 548,010       $ 536,247       $ 526,402
                                                                           =========       =========       =========

Supplemental disclosure of cash flow information:
  Interest paid                                                            $   9,190       $  10,031       $   9,885
                                                                           =========       =========       =========



See accompanying notes to consolidated financial statements.

            FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          December 31, 1995 and 1994


(1)  Summary of Significant Accounting Policies

     The following is a summary of certain significant accounting policies followed in the preparation of these consolidated financial statements.

(a)  Nature of Business

          The accompanying consolidated financial statements include the accounts and operations of First American Investment Corporation (FAIC), incorporated in the State of Louisiana on November 8, 1984 and its wholly owned subsidiaries, Funeral Homes of America, Inc. and Funeral Homes of Louisiana, Inc. FAIC and its subsidiaries are collectively referred to as the "Company." All significant intercompany accounts and transactions have been eliminated.

          FAIC is a 94.48%-owned subsidiary of American Liberty Life Insurance Company (ALLIC), a wholly owned subsidiary of American Liberty Financial Corp. (ALFC). In September 1995, ALFC was acquired by Citizens, Inc., the ultimate majority stockholder at December 31, 1995.

          The Company's primary operations include a funeral home located in Louisiana.

(b)       Cash Equivalents

          For the purposes of cash flows, the Company considers cash and cash equivalents

                                                                   (Continued)

            FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements





     to be composed of noninterest-bearing cash accounts and restricted cash, and cash in escrow related to the public offering of stock.

(c)  Deferred Income Taxes

          Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

(d)  Inventory

          Inventory consists of caskets held by the funeral homes and is recorded at cost.

(e)  Depreciation

          Depreciation is computed using the double-declining and straight-line methods at rates estimated to recover the cost of the related assets over their expected useful lives. The range of such lives is from 5 to 31.5 years.

(f)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                                                                   (Continued)

            FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(2) Related Party Transactions

          Amounts payable to affiliates represents funds advanced to the Company to satisfy certain operating expenses and debt requirements during 1995 and 1994 by the majority stockholder and its subsidiaries.

          Mortgage loan payable to affiliate at December 31, 1995 and 1994 is as follows:


                                                           1995        1994
                                                           ----        ----


Mortgage to American Liberty Life Insurance              $ 96,720     106,532
   Company, dated October 27, 1992, original amount $125,000, payable in 120 monthly installments of $1,583.45 including interest at 9% annually. Payments commenced
   November 1, 1992. Secured by first mortgage on funeral home in Baker, Louisiana


Less current portion                                      (10,732)     (9,811)
                                                         --------     -------


                                                         $ 85,988      96,721
                                                         ========     =======






                                                                   (Continued)

            FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


     According to the terms of the agreement, the principal repayments are as follows:


         1996                                 $ 10,732

         1997                                   11,739

         1998                                   12,840

         1999                                   14,045

         2000                                   15,361

         Thereafter                             32,003



(3)  Income Taxes

          The Company files its federal income tax return on a consolidated basis with American Liberty Financial Corporation and its subsidiaries prior to the acquisition of ALFC by Citizens, Inc. and files a separate consolidated return which includes its operations and its two wholly owned subsidiaries for the period subsequent to the acquisition.



                                                                     (Continued)

            FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements




          The tax effect of temporary difference, primarily net operating loss carryforwards, that gives rise to the deferred tax asset at December 31, 1995 and 1994 is presented below:


                                                       1995               1994
                                                       ----               ----
Deferred tax asset                                   $ 97,970           119,985

Deferred tax asset valuation account                  (97,970)          (66,482)
                                                     --------           -------

                                                     $      -            53,503
                                                     ========           =======



          A reconciliation of actual tax expense for 1995, 1994 and 1993 to the "expected" tax expense (benefit) computed by applying the U.S. federal corporate rate of 34% to loss before provision for federal income taxes is as follows:


                                                       1995         1994         1993
                                                       ----         ----         ----
Federal income tax statutory rate on taxable
     income                                          $(39,994)    (40,057)     (16,762)

Write off of capitalized offering costs                72,397        --           --

Rate brackets and other                                  --        22,803        2,121

Valuation account                                     24,524       53,898       12,584

Other                                                 (3,424)         --          --
                                                    --------      -------      -------

                                                    $ 53,503       36,644       (2,057)
                                                    ========      =======      =======



                                                                   (Continued)

            FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements




(4)  Public Offering of Stock

          The offering of shares of the Company to the public (only to bona fide residents of Louisiana) on a best efforts basis consists of 20,000,000 shares of common stock at a price of $1.00 per share or maximum gross proceeds of $20,000,000. The cumulative sales proceeds for 1,214,250 shares had been collected at December 31, 1995 and 1994.

          Through December 31, 1995, 1,198,900 shares of common stock of FAIC had been issued. In 1993, $500,000 was released from escrow to organize Funeral Homes of America, Inc. In accordance with the 1989 issue of 562,150 shares, $500,000 was released from escrow to organize Funeral Homes of Louisiana, Inc. The funeral home was completed and opened for business in September 1992. Upon the issuance of the above shares of stock, American Liberty Financial Corporation's ownership percentage of the outstanding stock of the Company was reduced from 100% to 94.4%.

          Deferred offering costs included in other assets of $69,087 in 1994 represent commissions, costs, and expenses directly attributable to the marketing of these securities. These costs were fully amortized at December 31, 1995 as the offering was suspended in 1995 and management does not anticipate reactivating.

(5)  Agents' Accounts Receivable

          Agents' accounts receivable in the amount of $36,116 at December 31, 1994 are collectible only to the extent of future commission earnings. Such amounts were written off during 1995.



                                                                   (Continued)

            FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements



(6)  Lease Agreement

          Funeral Homes of Louisiana, Inc. has a 50 year noncancellable land lease on 3.41 acres with the City of Baker, Louisiana. This lease is renewable for two successive twenty-four year periods at the option of the Company. The initial cost of the lease is $1,000 per acre annually and is subject to adjustment at the end of each five year period based on change in the Consumer Price Index. At the end of the lease period, the lessee retains the rights to all leasehold improvements. Lease expense for 1995, 1994, and 1993 was $3,411. Future minimum lease payments, based on current contract terms, are as follows:


      1996                     $  3,411


      1997                        3,411


      1998                        3,411


      1999                        3,411


      2000                        3,411


     Thereafter                 139,851

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                                                            1996
ASSETS                                                   (UNAUDITED)         1995
------                                                   -----------         ----
CURRENT ASSETS:
  Cash                                                   $  530,552      $  530,744
  Accounts receivable, net of allowance of
    $4,000 in 1996 and 1995                                  58,496           8,395
  Inventory                                                       0          13,861
                                                         ----------      ----------
         TOTAL CURRENT ASSETS                               589,048         553,000
                                                         ----------      ----------

Restricted cash                                               9,857          17,266
Property and equipment, at cost, net of accumulated
  depreciation of $147,116 in 1996 and $115,496
      in 1995                                               530,555         507,244
                                                         ----------      ----------

         TOTAL                                           $1,129,460      $1,077,510
                                                         ==========      ==========







See accompanying notes to consolidated financial statements.

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                                                                                   1996
LIABILITIES AND SHAREHOLDERS' EQUITY                                            (UNAUDITED)                1995
------------------------------------                                            -----------                ----
CURRENT LIABILITIES:
  Accounts payable and other accrued liabilities                                  $       912       $     1,516
  Current portion of mortgage payable                                                  11,478            10,732
                                                                                  -----------       -----------
         TOTAL CURRENT LIABILITIES                                                     12,390            12,248
                                                                                  -----------       -----------

Payable to affiliates                                                                 519,541           534,941
Mortgage payable                                                                       77,284            85,988
Deferred credit, sales proceeds collected from public
  offering of stock, net of subscriptions receivable                                   15,750            15,750
                                                                                  -----------       -----------
                  TOTAL LIABILITIES                                                   624,965           648,927

SHAREHOLDERS' EQUITY:
  Common stock, par value $.001; 40,500,000 shares authorized; 21,700,900 shares issued in 1996 and 1995 and 21,700,500 shares outstanding in 1996
    and 1995                                                                           21,699            21,699
  Additional paid-in capital                                                        1,031,421           978,421
  Treasury stock, 400 shares, at cost                                                    (400)             (400)
  Accumulated deficit                                                                (548,225)         (571,137)
                                                                                  -----------       -----------
         TOTAL SHAREHOLDERS' EQUITY                                                   504,495           428,583
                                                                                  -----------       -----------

                  TOTAL                                                           $ 1,129,460       $ 1,077,510
                                                                                  ===========       ===========








See accompanying notes to consolidated financial statements.

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

INCOME:                                       1996            1995
-------                                    ---------       ---------
  Funeral home sales                       $ 287,123       $ 222,938
  Cost of goods sold                         (86,075)        (61,490)
  Interest                                    26,307          20,465
                                           ---------       ---------
         TOTAL REVENUES                      227,355         181,913

EXPENSES:
  General and administrative                 198,238         174,682
  Taxes, licenses and fees                      (738)         13,858
                                           ---------       ---------
         TOTAL EXPENSES                      197,500         188,540

OTHER INCOME (EXPENSE):
  Interest expense                            (6,944)         (6,975)
                                           ---------       ---------
         TOTAL OTHER EXPENSES                 (6,944)         (6,975)

INCOME FROM OPERATIONS BEFORE FEDERAL
INCOME TAXES                                  22,911         (13,602)

  Federal income tax                               0               0
                                           ---------       ---------
                  NET INCOME               $  22,911       $ (13,602)
                                           =========       =========

         PER SHARE OF COMMON STOCK         $   0.001       $  (0.001)
                                           =========       =========








See accompanying notes to consolidated financial statements.

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

INCOME:                                      1996           1995
-------                                    --------       --------
  Funeral home sales                       $ 66,632       $ 50,740
  Cost of goods sold                        (18,811)       (16,603)
  Interest                                    2,386          5,667
                                           --------       --------
         TOTAL REVENUES                      50,207         39,804

EXPENSES:
  General and administrative                 67,237         69,330
  Taxes, licenses and fees                   (7,305)         1,140
                                           --------       --------
         TOTAL EXPENSES                      59,932         70,470

OTHER INCOME (EXPENSE):
  Interest expense                           (2,018)        (1,543)
                                           --------       --------
         TOTAL OTHER EXPENSES                (2,018)        (1,543)

INCOME FROM OPERATIONS BEFORE FEDERAL
  INCOME TAXES                              (11,743)       (32,209)

  Federal income tax                              0              0
                                           --------       --------
                  NET INCOME               $(11,743)      $(32,209)
                                           ========       ========

         PER SHARE OF COMMON STOCK         $ (0.001)      $ (0.001)
                                           ========       ========









See accompanying notes to consolidated financial statements.

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:                                                 1996            1995
-------------------------------------                                               ---------       ---------
  Net income (loss)                                                                 $  22,911       $ (13,602)
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
      Depreciation of property and equipment                                           31,620          24,382
      (Increase) decrease in accounts receivable                                      (50,101)          8,535
      Decrease in inventory                                                            13,861             889
      Decrease in other assets                                                              0             839
      Increase (decrease) in accounts payable                                            (604)         29,262
      (Decrease) in payable to affiliates                                             (15,400)        (25,363)
      (Purchase) sale of property and equipment                                        (1,930)          2,652
      Other, net                                                                            0             396
                                                                                    ---------       ---------

         NET CASH PROVIDED (USED) BY OPERATING
          ACTIVITIES                                                                      357          27,990

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on mortgage                                                       (7,958)         (7,276)
                                                                                    ---------       ---------

         NET CASH (USED) BY FINANCING ACTIVITIES                                       (7,958)         (7,276)
                                                                                    ---------       ---------

Increase (decrease) in cash and restricted cash                                        (7,601)         20,714
Cash and restricted cash at beginning of year                                         548,010         536,247
                                                                                    ---------       ---------

CASH AND RESTRICTED CASH AT END OF PERIOD                                           $ 540,409       $ 556,961
                                                                                    =========       =========

Supplemental disclosure of cash flow information:
  Interest paid                                                                     $   6,278       $   6,975
                                                                                    =========       =========








See accompanying notes to consolidated financial statements.

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:                                                 1996            1995
-------------------------------------                                               ---------       ---------
  Net income (loss)                                                                 $ (11,743)      $ (32,209)
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
      Depreciation of property and equipment                                           20,529           8,184
      (Increase) decrease in accounts receivable                                       10,775             179
      Decrease in inventory                                                                 0             836
      (Increase) decrease in other assets                                                   0          (5,984)
      Increase (decrease) in accounts payable                                         (23,892)         12,642
      (Decrease) in payable to affiliates                                                   0          (1,562)
      Purchase of property and equipment                                               (1,930)          2,652
      Other, net                                                                           80           4,211
                                                                                    ---------       ---------

         NET CASH PROVIDED (USED) BY OPERATING
            ACTIVITIES                                                                 (6,181)        (11,051)
                                                                                    ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on mortgage                                                       (2,714)         (2,480)
                                                                                    ---------       ---------

         NET CASH (USED) BY FINANCING ACTIVITIES                                       (2,714)         (2,480)
                                                                                    ---------       ---------

Increase (decrease) in cash and restricted cash                                        (8,895)        (13,531)
Cash and restricted cash at beginning of period                                       549,304         570,492
                                                                                    ---------       ---------

CASH AND RESTRICTED CASH AT END OF PERIOD                                           $ 540,409       $ 556,961
                                                                                    =========       =========

Supplemental disclosure of cash flow information:
   Interest paid                                                                    $   2,038       $   1,859
                                                                                    =========       =========










See accompanying notes to consolidated financial statements.

             FIRST AMERICAN INVESTMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

(1)      FINANCIAL STATEMENTS

The following is a summary of certain significant accounting policies followed in the preparation of these consolidated financial statements.

The accompanying consolidated financial statements include the accounts and operations of First American Investment Corporation ("FAIC"), incorporated in the State of Louisiana on November 8, 1984 and its wholly owned subsidiaries, Funeral Homes of America, Inc. and Funeral Homes, FAIC and its subsidiaries are collectively referred to as "First American." All significant intercompany accounts and transactions have been eliminated.

FAIC is a 94.48%-owned subsidiary of American Liberty Life Insurance Company, a wholly-owned subsidiary of American Liberty Financial Corp. ("First American"). In September 1995, First American was acquired by Citizens, Inc., the ultimate majority shareholder at December 31, 1995.

First American's primary operations include a funeral home located in Louisiana.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The balance sheet for September 30, 1996, the statements of operations for the three- and nine- month periods ended September 30, 1996 and 1995 and the statements of cash flows for the three- and nine-month periods then ended have been prepared by First American without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at September 30, 1996, and for comparative periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the audited financial statements as of December 31, 1995. The results of operations for the period ended September 30, 1996 are not necessarily indicative of the operating results for the full year.

APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated October 31, 1996, among Citizens Insurance Company of America, a Colorado corporation ("CICA"), CICA Acquisition, Inc., a Louisiana corporation ("Subsidiary"), and First American Investment Corporation, a Louisiana corporation ("First").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of CICA, Subsidiary (all of the outstanding stock of which is owned by CICA), and First deem it advisable to merge Subsidiary into First (the "Merger") pursuant to this Agreement and a Certificate of Merger to be executed by First and Subsidiary;

     WHEREAS, CICA is a wholly-owned subsidiary of Citizens, Inc. ("Citizens") and holds shares of Citizens Class A Common Stock;

     WHEREAS, CICA and Citizens own directly or indirectly approximately 94.5% of the outstanding shares of capital stock of First ("First Common Stock"), consisting of 20,500,000 shares of First Common Stock, $.001 par value per share;

     NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions and promises hereinafter contained, CICA, Subsidiary, and First hereby adopt this Agreement, whereby at the effective time of the Merger (as defined in Section 1.1 hereof) Subsidiary shall be merged into First and the outstanding shares of First Common Stock shall be exchanged for shares of Citizens, Inc. ("Citizens") Class A Common Stock held by CICA, on the basis, terms and conditions contained herein and, in connection herewith, agree as follows:

                                   ARTICLE I

                                    GENERAL

     1.1 Execution of Certificate of Merger. Subject to the provisions of this Agreement, a Certificate of Merger to effectuate the terms of this Agreement shall be executed and acknowledged by each of Subsidiary and First and thereafter delivered to the Secretary of State of the State of Louisiana for filing and recording in accordance with applicable law as soon as practicable on or after the Closing Date (as defined in Article VI hereof). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Louisiana as provided by law ("the effective time of the Merger"). At the effective time of the Merger the separate existence of Subsidiary shall cease and Subsidiary shall be merged with and into First (Subsidiary and First are sometimes referred to herein as the "Constituent Corporations" and First, the corporation designated in the Certificate of Merger as the surviving corporation, is sometimes referred to herein as the "Surviving Corporation").

     1.2 Transfer of Citizens Shares Held by CICA. CICA agrees that at the effective time of the Merger it will transfer the shares of Citizens Class A Common Stock to the extent set forth in, and in accordance with the terms of, this Agreement.

     1.3 Taking of Necessary Action. CICA, Subsidiary, and First, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the transactions contemplated hereby. In case at any time after the effective time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either First or Subsidiary, the officers and directors of such corporation at the expense of the Surviving Corporation, shall take all such necessary action.

                                   ARTICLE II

       EFFECT OF MERGER ON CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
           AND ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

     2.1 Conversion of Stock of First and Subsidiary.

          (a) At the effective time of the Merger, each outstanding share of First Common Stock shall be converted into .1111 shares of Citizens Class A Common Stock, except for shares held by Dissenting First Shareholders, First, Citizens, CICA, and any of their subsidiaries, all of which shares shall be canceled.

          (b) At the effective time of the Merger, each share of Common Stock of Subsidiary which shall be issued and outstanding shall remain outstanding and unchanged.

2.2  Exchange of Certificate.

          (a) After the effective time of the Merger and within two days after receiving a list of holders of record of First Common Stock at the effective time of the Merger, CICA shall deliver to American Stock Transfer & Trust Company (the "Exchange Agent") one or more certificates representing a number of shares of Citizens Class A Common Stock equal to the aggregate number of shares of Citizens Class A Common Stock to be exchanged for the outstanding shares of First Common Stock pursuant to
     Section 2.1 hereof (net of the sum of (i) the number of shares of First Common Stock then owned by First, Citizens, CICA, or any subsidiary of such corporations, and which are to be canceled, and (ii) the number of shares of First Common Stock to which shareholders of First who shall have filed with First written objection to the Merger in the manner provided by the Louisiana Business Corporation Law (the "Dissenting First Shareholders") would have been entitled except for such dissents. Such certificate shall thereafter be divided into certificates of such denominations and registered in such names as the Exchange Agent may request, but under no circumstances shall CICA be required to issue certificates for fractional shares.

          (b) After the effective time of the Merger, each holder of a certificate theretofore evidencing outstanding shares of First Common Stock (other than shares referred to in clauses (i) and (ii) of Section 2. 2(a) hereof), upon surrender of the same to the Exchange Agent or such other agent or agents as shall be appointed by the CICA, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Citizens Class A Common Stock for which the shares of First Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this
     Article II. As soon as possible after the effective time of the Merger, the Exchange Agent will send a notice and transmittal form to each holder of an outstanding certificate which immediately prior to the effective time of the Merger evidenced shares of First Common Stock, advising such shareholder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent (which may appoint forwarding agents) such certificate for exchange into one or more certificates evidencing Citizens Class A Common Stock. Until so surrendered, each outstanding certificate which, prior to the effective time of the Merger, represented First Common Stock (except shares referred to in clauses (i) and (ii) of Section 2.2(a) hereof) will be deemed for all corporate purposes of CICA to evidence ownership of the number of full shares of Citizens Class A Common Stock for which the shares of First Common Stock represented thereby were exchanged; provided, however, until such outstanding certificates formerly representing First Common Stock are so surrendered, no dividend payable to holders of record of Citizens Class A Common Stock as of any date subsequent to the effective time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the effective time of the Merger there shall be no further registry of transfers on the records of First of shares of First Common Stock and, if a certificate representing such shares is presented to the Surviving Corporation, it shall be canceled and exchanged for a certificate representing shares of Citizens Class A Common Stock as herein provided. Upon surrender of certificates of First Common Stock there shall be paid to the record holder of the certificates of Citizens Class A Common Stock issued in exchange therefor (i) the amount of dividends, if any, theretofore paid with respect to such full shares of Citizens Class A Common Stock as of any date subsequent to the effective time of the Merger and (ii) at the appropriate payment date the amount of dividends, if any, with a record date after the effective time of the Merger but prior to surrender and a payment date subsequent to surrender. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding certificates.

     2.3 No Fractional Shares. Neither certificates nor scrip for fractional shares of Citizens Class A Common Stock will be issued, but in lieu thereof each holder of shares of First Common Stock who would otherwise have been entitled to a fraction of a share of Citizens Class A Common Stock, upon surrender of all the certificates representing shares of First Common Stock registered in the name of such holder, will be paid the cash value of such share based on the price of $9.00 per whole share of Citizens Class A Common Stock.

     2.4 Certificates in Other Names. If any certificate evidencing shares of Citizens Class A Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of Citizens Class A Common Stock in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     2.5 Dissenting First Shareholders. First shall give CICA (i) prompt notice of any demands received from Dissenting First Shareholders for payment for their shares of First Common Stock and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. First shall not, except with the prior written consent of CICA, voluntarily make any payment with respect to, or settle or offer to settle, any such demands for payment.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of First. First represents and warrants to CICA and Subsidiary as follows:

          (a) Authority. Subject to the approval of this Agreement by the shareholders of First as contemplated by Section 4.1 hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of First, and this Agreement is a valid and binding obligation of First. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by First with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws, (ii) result in a material default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which First or any corporation of which First owns, directly or indirectly, more than 50% of the outstanding voting securities (a "First Subsidiary") is a party, by which they or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to First, any First Subsidiary or any of their properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities laws, is required in connection with the execution and delivery by First of this Agreement and the Certificate of Merger or the consummation by First of the transactions contemplated hereby.

     3.2 Representations and Warranties of CICA and Subsidiary. CICA and Subsidiary represent and warrant to First as follows:

          (a) Organization, Standing and Power. CICA and Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the States of Colorado and Louisiana, respectively, have all requisite corporate power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted.

          (b) Authority. The execution and delivery by CICA and Subsidiary of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CICA and Subsidiary and this Agreement is a valid and binding obligation of CICA and Subsidiary. Neither the execution and delivery by CICA and Subsidiary of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by CICA and Subsidiary with any of the provisions hereof will (i) conflict with or result in a breach of any provision of their respective Articles of Incorporation or Bylaws, (ii) result in a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CICA or Subsidiary is a party or by which they or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CICA or Subsidiary or any of their properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities laws, is required in connection with the execution and delivery by CICA or Subsidiary of this Agreement and the execution and filing of the Certificate of Merger by Subsidiary or the consummation by CICA or Subsidiary of the transactions contemplated hereby.

                                   ARTICLE IV

           CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME OF MERGER

     4.1 Shareholder Authorization. First agrees to submit this Agreement to its shareholders for authorization as soon as reasonably practical.

     4.2 Registration Statement. As soon as practicable hereafter CICA will cause to be filed with the Securities and Exchange Commission the Registration Statement for the purpose of registering the shares of Citizens Class A Common Stock to be exchanged for the shares of First Common Stock pursuant to Article II of this Agreement.

     4.3 Adjustment of Conversion Ratio. If at any time from the date hereof until the effective time of the merger, Citizens shall increase or reduce the number of shares of Citizens Class A Common Stock outstanding by change in par value, split-up, reverse split, reclassification, or distribution of stock dividends, the number of shares of Citizens Class A Common Stock into which each outstanding share of First Common Stock shall be converted shall be proportionately and equitably adjusted to the satisfaction of First.

                                   ARTICLE V

                              CONDITIONS OF MERGER

     5.1 Conditions of Obligations of CICA and Subsidiary. The obligations of CICA and Subsidiary to perform this Agreement are subject to the satisfaction of the following conditions unless waived by CICA and Subsidiary.

          (a) Representations and Warranties. The representations and warranties of First set forth in Section 3.1 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (b) Performance of Obligations of First. First shall have performed all oblations required to be performed by it under this Agreement prior to the Closing Date.

          (c) Authorization of Merger. All action necessary to authorize the execution, delivery and performance of this Agreement by First, CICA and Subsidiary and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of First, CICA, and Subsidiary respectively, and the shareholders of First and Subsidiary.

          (d) The Registration Statement. The Registration Statement contemplated hereby shall be effective under the Securities Act of 1933, as amended, and shall not be subject to a stop order or any threatened stop order.

     5.2 Conditions of Obligation of First. The obligation of First to perform this Agreement is subject to the satisfaction of the following conditions unless waived by First:

          (a) Representations and Warranties. The representations and warranties of CICA and Subsidiary set forth in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (b) Performance of Obligations of CICA and Subsidiary. CICA and Subsidiary shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date.

          (c) Authorization of Merger. All action necessary to authorize the execution, delivery and performance of this Agreement by CICA, Subsidiary, and First and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of CICA, Subsidiary, and First respectively, and the shareholders of First and Subsidiary.

     5.3 Condition of Obligations of CICA, Subsidiary, and First. The obligations of CICA, Subsidiary, and First to perform this Agreement unless waived by CICA, Subsidiary, and First, are subject

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to the condition that prior to the special meeting of shareholders of First to authorize the Merger written objection to this Agreement shall not have been filed with First by the holders of 1% of more of the outstanding shares of First Common Stock pursuant to the provisions of the Louisiana Business Corporation Law relating to the rights of dissenting shareholders.

                                   ARTICLE VI

                                  CLOSING DATE

     The closing for the consummation of the transactions contemplated by this Agreement shall, unless another date or place is agreed to in writing by the parties hereto, take place at the offices of Jones & Keller, P.C. in Denver, Colorado, on the date (the "Closing Date") which is the second business day after the date the shareholders of First shall have given the approval referred to in Section 4.1 hereof.

                                  ARTICLE VII

                   TERMINATION, SURVIVAL OF REPRESENTATIONS,
                 WARRANTIES AND COVENANTS: WAIVER AND AMENDMENT

     7.1 Termination. This Agreement shall be terminated, and the Merger abandoned, if the shareholders of First shall not have authorized this Agreement as required by Section 4.1 hereof. Notwithstanding approval by such shareholders, this Agreement may be terminated at any time prior to the effective time of the Merger, by:

          (a) the unanimous consent of CICA, Subsidiary, and First;

          (b) CICA and Subsidiary or First at any time after March 31, 1997;

          (c) if events occur which render impossible the compliance one or more of the conditions set forth in Section 5.1 hereof and are not waived by CICA and Subsidiary or if events occur which render impossible of compliance one or more of the conditions set forth in Section 5.2 hereof and are not waived by First or if events occur which render impossible of compliance the condition set forth in Section 5.3 hereof and are not waived by CICA, Subsidiary, and First; or

          (d) CICA or First if the Board of Directors of either CICA or First shall have determined in its sole discretion exercised in good faith that the Merger contemplated by this Agreement has become inadvisable or impracticable by reason of the threat or the institution of any litigation or proceeding or the institution of a formal investigation, in either case to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement.

     7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.

     7.3 Survival of Representations, Warranties and Covenants. The respective representations and warranties, obligations, covenants and agreements of First, CICA and Subsidiary contained herein (other than those contained in Sections 1.2, 1.3, Article II and Section 8.1 hereof) shall expire with, and be terminated and extinguished by, the effectiveness of the Merger and shall not survive the effective time of the Merger. The sole right and remedy arising from a misrepresentation or breach of warranty, from the failure to perform any promise or discharge any obligation not specified in the preceding sentence, from

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a failure to comply with obligations hereunder or from the failure of any of the conditions to be met shall be the termination of this Agreement by the aggrieved party.

     7.4 Waiver and Amendment. Any term or provision of this Agreement may be waived at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented at any time, whether before or after the special meeting of First shareholders referred to in Section 4.1 hereof; provided, however, that the ratio at which shares of First Common Stock will be exchanged for shares of Citizens Class A Common Stock as provided in Section 2.1 hereof, may not be waived or amended after final adjournment of such special meeting of First shareholders.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Expenses. If the Merger becomes effective, each of CICA, Subsidiary and the Surviving Corporation shall pay their respective expenses in connection therewith, and any expenses incurred by the shareholders of Subsidiary or First shall be borne by them. If the Merger shall not become effective or shall be abandoned, then CICA, Subsidiary and First shall each bear their expenses separately incurred in connection therewith.

     8.2 Entire Agreement. This Agreement contains the entire agreement among CICA, Subsidiary and First with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

     8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or effect the meaning or construction of any provision of this Agreement.

     8.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

     8.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.

                                          CITIZENS INSURANCE COMPANY OF AMERICA


                                          By:/s/ Harold E. Riley
                                             --------------------------------
Attest:/s/ Mark A. Oliver                 Title: President
       --------------------------

                                          CICA ACQUISITION, INC.


                                          By:/s/ Harold E. Riley
                                             --------------------------------
Attest:/s/ Mark A. Oliver                 Title: Chairman
       --------------------------

                                          FIRST AMERICAN INVESTMENT CORPORATION


                                          By:/s/ Harold E. Riley
                                             --------------------------------
                                          Title: President
Attest:/s/ Mark A. Oliver
       --------------------------


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



                                                                     APPENDIX B
                       LOUISIANA BUSINESS CORPORATION LAW

             PART XIII. DISSENTING SHAREHOLDERS' RIGHTS, FAIR PRICE
                   PROTECTION, AND CONTROL SHARE ACQUISITION

     12:130 DEFINITIONS.--(1) "Safeguard period" shall mean the twenty-four month period immediately following any merger, consolidation or any other change in majority voting ownership of a corporation covered by this Chapter.

     (2) "Safeguarded entity" shall mean any pension plan, retirement system, or any other fund that inures to the benefit of the employees of a corporation covered under this Chapter.

     (3) "interested person" shall mean any member, participant, regular or disability retiree, beneficiary, or creditor of any safeguarded entity.

     (4) "Intentional misconduct" shall mean the intentional conduct of any person which occurs during the safeguard period and which has the effect of deleting, depleting or otherwise diminishing the assets being held in trust by any safeguarded entity in a manner that is adverse to any interested person as defined by R.S. 12: 130(3).

     12:130.1 STANDARD OF CARE; REVIEW.--A. Any conduct which violates the provisions of this Part which occurs during the safeguard period shall give rise to the presumption that such conduct is intentional misconduct.

     B. Any transaction that is executed during the safeguard period which involves the assets of a safeguarded entity shall be subject to judicial review under the standard of strict scrutiny.

     12:130.2 INTENTIONAL MISCONDUCT; INJUNCTIVE RELIEF; CIVIL PENALTY.--A. Any person who is found by a court to be liable for intentional misconduct under this Part shall be subject to the penalties of this Section, regardless of whether the person is or is not involved in the administration of the safeguarded entity. Person as referred to in this Section includes any individual, partnership, unincorporated association of individuals, joint stock company, or corporation.

     B. Any interested person may petition a court for injunctive relief on the basis of another person's intentional misconduct, provided that he can show the intentional misconduct will cause irreparable harm to the interested person or to the safeguarded entity.

     C. Any person whose intentional misconduct causes the insolvency of a safeguarded entity shall oblige the person by whose misconduct caused the insolvency to restore the safeguarded entity to a condition of solvency. If such intentional misconduct causes damage to any interested person, the person whose conduct caused the damage shall be obliged to repair it, as ordered by any court, including the payment of prejudgment interest and reasonable attorney's fees.

     D. Jurisdiction for the enforcement of this Section shall be in accordance with the provisions contained in Article 42 of the Louisiana Code of Civil Procedure.

     12:131   RIGHTS OF SHAREHOLDER DISSENTING FROM CERTAIN CORPORATE ACTIONS.
-A.Except as provided in subsection B of this Section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved

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by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

     B. The right to dissent provided by this Section shall not exist in the case of:

     (1) A sale pursuant to an order of a court having jurisdiction in the premises.

     (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

     (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

     C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty per cent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the Secretary of State, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

     D. If the corporation does not agree to the value so stated and demanded, or does not agree a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify

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in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

     E. In the case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this Section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this Section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this Section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the

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



corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     12:132   DEFINITIONS. -- The following terms as used in R.S. 12:133 and
R.S. 12:134 shall have the following meanings

     (1) "Affiliate," including the term "affiliated person," means a person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with a specified person.

     (2) "Associate," when used to indicate a relationship with any person, means the following:

     (a) Any corporation or organization other than the corporation or a subsidiary of the corporation, of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities.

     (b) Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity.

     (c) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the corporation or any of its affiliates.

     (3) "Beneficial owner," when used with respect to any voting stock, means any of the following:

     (a) A person who individually or with any of its affiliates or associates beneficially owns voting stock, directly or indirectly.

     (b) A person who individually or with any of its affiliates or associates has either of the following rights:

     (i) To acquire voting stock, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

     (ii) To vote voting stock pursuant to any agreement, arrangement, or understanding.

     (c) A person who has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person who beneficially owns or whose affiliates beneficially own, directly or indirectly, such shares of voting stock.

     (4)      "Business combination" means any of the following:

     (a) Unless the merger, consolidation, or share exchange does not alter the contract rights of the stock as expressly set forth in the articles or change or convert in whole or in part the outstanding shares of the corporation, any merger, consolidation, or share exchange of the corporation or any subsidiary with:

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     (i)      Any interested shareholder, or

     (ii) Any other corporation, whether or not itself an interested shareholder, which is, or after the merger, consolidation, or share exchange would be, an affiliate of an interested stockholder that was an interested shareholder prior to the transaction.

     (b) Any sale, lease, transfer, or other disposition, other than in the ordinary course of business, in one transaction or a series of transactions in any twelve-month period to any interested shareholder or any affiliate of any interested shareholder, other than the corporation of any of its subsidiaries, of any assets of the corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the corporation, an aggregate book value as of the end of the corporation's most recently ended fiscal quarter of ten percent or more of the total market value of the outstanding stock of the corporation or of its net worth as of the end of its most recently ended fiscal quarter.

     (c) The issuance or transfer by the corporation or any subsidiary, in one transaction or a series of transactions, of any equity securities of the corporation or any subsidiary which has an aggregate market value of five percent or more of the total market value of the outstanding stock of the corporation, to any interested shareholder or any affiliate of any interested shareholder, other than the corporation or any of its subsidiaries, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the corporation's voting stock or any other method affording substantially proportionate treatment of the holders of voting stock.

     (d) The adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder or any affiliate of any interested shareholder.

     (e) Any reclassification of securities including any reverse stock split or recapitalization of the corporation or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by five percent or more of the total number of outstanding shares the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary which is directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.

     (5) "Common stock" means any stock other than preferred or preference stock.

     (6) "Control," including the terms "controlling," "controlled by," and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. The beneficial ownership of ten percent or more of the votes entitled to be cast by a corporation's voting stock creates a presumption of control.

     (7) "Corporation" means any corporation which has been granted a certificate of incorporation by the state of Louisiana.

     (8)     "Equity security" means any of the following:

     (a) Any stock or similar security, certificate of interest, or participation in any profit sharing agreement, voting trust certificate, or certificate of deposit for an equity security.


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     (b)     Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security.

     (c) Any put, call, straddle, or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

     (9)(a) "Interested shareholder" means any person other than the corporation or any subsidiary or any of the corporation's employee plans or related trusts that is either of the following:

     (i) The beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting stock of the corporation.

     (ii) An affiliate of the corporation who at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

     (b) For the purpose of determining whether a person is an interested shareholder, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned by the person through application of Subsection (3) of this Section, but may not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (10)    "Market value" means the following:

     (a) In the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations Systems or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the corporation in good faith.

     (b) In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the board of directors of the corporation in good faith.

     (11) "Subsidiary" means any corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

     (12) "Voting stock" means shares of capital stock of a corporation entitled to vote generally in the election of directors.

     12:133 VOTE REQUIRED IN BUSINESS COMBINATIONS.--In addition to any vote otherwise required by law or the charter of the corporation, a business combination shall be recommended by the board of directors and approved by the affirmative vote of at least each of the following:

     (1) Eighty percent of the votes entitled to be cast by outstanding shares of voting stock of the corporation voting together as a single voting group.


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     (2)     Two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who is or whose affiliate is a party to the business combination or an affiliate or associate of the interested shareholder, voting together as a single voting group.

     12:134 WHEN VOTING REQUIREMENTS NOT APPLICABLE. A. For purposes of Subsection (B) of this Section, the following terms shall have the meanings ascribed to them:

     (1) "Announcement date" means the first general public announcement of the proposal or intention to make a proposal of the business combination or its first communication generally to shareholders of the corporation, whichever is earlier.

     (2) "Determination date" means the date on which an interested shareholder first became an interested shareholder.

     (3)     "Valuation date" means the following:

     (a) For a business combination voted upon by shareholders, the latter of the date prior to the date of the shareholders vote or the day twenty days prior to the consummation of the business combination.

     (b) For a business combination not voted upon by shareholders, the date of the consummation of the business combination.

     B. The vote required by R.S. 12:133 of this Chapter does not apply to a business combination as defined in R.S. 12:132(4)(a) if each of the following conditions is met:

     (1) The aggregate amount of the cash and the market value as the valuation date of consideration other than cash to be received per share by holders of common stock in such business combination is at least equal to the highest of the following:

     (a) The highest per share price, including any brokerage commission, transfer taxes, and soliciting dealers' fees, paid by the interested shareholders for any shares of common stock of the same class or series acquired by it:

     (i) Within the two-year period immediately prior to the announcement date of the proposal of the business combination; or

     (ii) In the transaction in which it became an interested stockholder, whichever is higher; or

     (b) The market value per share of common stock of the same class or series on the announcement date or on the determination date, whichever is higher; or

     (c) The price per share equal to the market value per share of common stock of the same class or series determined pursuant to Subparagraph (b) of this Paragraph, multiplied by the fraction of:

     (i) The highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of common stock of the same class or series acquired by it within the two-year period immediately prior to the announcement date, over

     (ii) The market value per share of common stock of the same class or series on the first day in such two-year period on which the interested shareholder acquired any shares of common stock.

     (2) The aggregate amount of the cash and the market value as of the valuation date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding stock other than common stock is at least equal to the highest of the following, whether or not the interested shareholder has previously acquired any shares of a particular class or series of stock:

     (a) The highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of such class of stock acquired by it:

     (i) Within the two-year period immediately prior to the announcement date of the proposal of the business combination; or

     (ii) In the transaction in which it became an interested stockholder, whichever is higher; or

     (b) The highest preferential amount per share to which the holders of shares of such class of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation; or

     (c) The market value per share of such class of stock on the announcement date or on the determination date, whichever is higher; or

     (d) The price per share equal to the market value per share of such class of stock determined pursuant to Subparagraph (c) of this Paragraph, multiplied by the fraction of:

     (i) The highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of any class of voting stock acquired by it within the two-year period immediately prior to the announcement date, over

     (ii) The market value per share of the same class of voting stock on the first day in such two-year period on which the interested shareholder acquired any shares of the same class of voting stock.

     (3) The consideration to be received by holders of any class or series of outstanding stock is to be in cash or in the same form as the interested shareholder has previously paid for shares of the same class or series of stock. If the interested shareholder has paid for shares of any class of stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.

     (4)(a) After the interested stockholder has become an interested shareholder and prior to the consummation of such business combination:

     (i) There shall have been no failure to declare and pay at the regular date therefor any full periodic dividends, cumulative or not, on any outstanding preferred stock of the corporation;

     (ii)    There shall have been:

     (aa) No reduction in the annual rate of dividends paid on any class or series of stock of the corporation that is not preferred stock except as necessary to reflect any subdivision of the stock; and

     (bb) An increase in such annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the stock; and

     (iii) The interested shareholder did not become the beneficial owner of any additional shares of stock of the corporation except as part of the transaction which resulted in such interested shareholder's becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     (b) The provisions of (i) and (ii) of Subparagraph (a) shall not apply if no interested shareholder or an affiliate or associate of the interested shareholder voted as a director of the corporation in a manner inconsistent with (i) and (ii), and the interested shareholder, within ten days after any act or failure to act inconsistent with such Sub-subparagraphs, notifies the board of directors of the corporation in writing that the interested shareholder disapproves thereof and requests in good faith that the board of directors rectify such act or failure to act.

     (5) After the interested stockholder has become an interested shareholder, the interested stockholder may not have received the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guarantees, pledges, or other financial assistance, or any tax credits, or other tax advantages provided by the corporation or any of its subsidiaries, whether in anticipation of or in connection with such business combination or otherwise.

     C.(1)    Whether or not such business combinations are authorized or consummated in whole or in part after January 1, 1985, or after the interested shareholder became an interested stockholder, the requirements of R.S. 12:133 shall not apply to business combinations that specifically, generally, or generally by types, as to specifically identified or unidentified existing or future interested shareholders or their affiliates, have been approved or exempted therefrom by resolution of the board of directors of the corporation:

     (a) Prior to January 1, 1985, or such earlier date as may be irrevocably established by resolution of the board of directors; or

     (b) If involving transactions with a particular interested shareholder or its existing or future affiliates, at any time prior to the time that the interested shareholder first became an interested shareholder.

     (2) Unless by its terms a resolution adopted under this Subsection is made irrevocable, it may be altered or repealed by the board of directors, but this shall not affect any business combinations that have been consummated or are the subject of an existing agreement entered into prior to the alteration or repeal.

     D.(1)    Unless the articles or bylaws of the corporation specifically provide otherwise, the requirements of R.S. 12:133 shall not apply to business combinations of a corporation that on January 1, 1985, had an existing interested shareholder, whether a business combination is with the existing shareholder or with any other person that becomes an interested shareholder after January 1, 1985, or their present or future affiliates unless at any time after January 1, 1985, the board of directors of the corporation elects by resolution to be subject, in whole or in part, specifically, generally, or generally by types as to specifically identified or unidentified interested shareholders to the requirements of R.S. 12:133.

     (2) The articles or bylaws of the corporation may provide that if the board of directors adopts a resolution under Subsection (D)(1) of this Section, the resolution shall be subject to approval of the shareholders in the manner and by the vote specified in the articles or the bylaws.

     (3) An election under this Subsection may be added to but may not be altered or repealed except by an amendment to the articles adopted by a vote of shareholders meeting the requirements of Subsection (E)(1)(b) of this Section.

     (4) If a corporation elects under this Subsection to be included within the provisions of R.S. 12:132, R.S. 12:133, and R.S. 12:134 generally, without qualification or limitation, it shall file with the secretary of state articles supplementary including a copy of the resolution making the election and a statement describing the manner in which the resolution was adopted. The articles supplementary shall be executed in the manner required by R.S. 12:32 of the Chapter. The articles supplementary constitute articles of amendment under R.S. 12:31 of this Chapter.

     E.(1)    Unless the articles of the corporation provide otherwise, the requirements of R.S. 12:133 shall not apply to any business combination of any of the following:

     (a) A corporation having fewer than one hundred beneficial owners of its stock.

     (b) A corporation whose original articles of incorporation have a provision, or whose shareholders adopt an amendment to its articles after January 1, 1985, by a vote of at least eighty percent of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group and two-thirds of the votes entitled to be cast by persons who are not interested shareholders of the corporation, voting together as a single voting group, expressly electing not to be governed by R.S. 12:132, R.S. 12:133 and R.S. 12:134.

     (c) An investment company registered under the Investment Company Act of 1940.

     (2) For purposes of Subparagraph (1) of this Subsection, all shareholders of a corporation that have executed an agreement to which the corporation is an executing party governing the purchase and sale of stock of the corporation or a voting trust agreement governing stock of the corporation shall be considered a single beneficial owner of the stock covered by the agreement. F. A business combination of a corporation that has a provision in its articles permitted by R.S. 12:112 or R.S. 12:121(B), which allows for reduction of the vote required for the transactions described therein is subject to the voting requirements of R.S. 12:133 unless one of the requirements or exemptions of Subsection (B), (C), (D), or (E) of this Section have been met.

     12:135   DEFINITIONS.--As used in R.S. 12:135 through 140.2:

     (1) "Control shares" means shares that, except for the provisions of R.S. 12:135 through 140.2, would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power:

     (a)      One-fifth or more but less than one-third of all voting power.

     (b)      One-third or more but less than a majority of all voting power.

     (c)      A majority or more of all voting power.

     (2)(a) "Control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

     (b) For purposes of this Paragraph, shares acquired within ninety days or shares acquired pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

     (c) For purposes of this Paragraph, a person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing the provisions of R.S. 12:135 through 140.2 has voting power only of shares in respect of which that person would be able to exercise or direct the exercise of votes without further instruction from others.

     (d) The acquisition of any shares of an issuing public corporation does not constitute a control share acquisition if the acquisition is consummated in any of the following circumstances:

     (i)      Before May 4, 1987.

     (ii) Pursuant to a contract existing before May 4, 1987 or pursuant to a tender offer or exchange offer made in writing before May 4, 1987 for any securities of an issuing public corporation whether the time for acceptance is extended on or after May 4, 1987, whether the offeror waives any conditions of the offer on or after May 4, 1987, and whether the transaction is closed on or after May 4, 1987.

     (iii)    Pursuant to the laws of successions, descent, and distribution.

     (iv) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the provisions of R.S. 12:135 through 140.2.

     (v) Pursuant to a merger, consolidation, or share exchange effected in compliance with Part XI of this Chapter if the issuing public corporation, or a wholly-owned subsidiary thereof, is a party to the agreement of merger or consolidation or the plan of exchange.

     (vi) By an employee benefit plan or related trust of the issuing public corporation.

     (e) The acquisition of shares of an issuing public corporation in good faith and not for the purpose of circumventing the provisions of R.S. 12:135 through 140.2 by or from:

     (i) Any person whose voting rights had previously been authorized by shareholders in compliance with the provisions of R.S. 12:135 through 140.2; or

     (ii) Any person whose previous acquisition of shares of an issuing public corporation would have constituted a control share acquisition but for Subparagraph (d) of this Paragraph does not constitute a control share acquisition, unless the acquisition entitles any person, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power of the corporation in the election of directors in excess of the range of the voting power otherwise authorized.

     (3) "interested shares" means the shares of an issuing public corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of the corporation in the election of directors:

     (a) An acquiring person or member of a group with respect to a control share acquisition.

     (b)      Any officer of the issuing public corporation.

     (c) Any employee of the issuing public corporation who is also a director of the corporation.

     (4)      "Issuing public corporation" means a corporation that has:

     (a)      One hundred or more shareholders;

     (b) Its principal place of business, its principal office, or substantial assets, whether owned directly or through one or more wholly-owned subsidiaries, within Louisiana; and

     (c)      One or more of the following:

     (i)      More than ten percent of its shareholders reside in Louisiana.

     (ii)     More than ten percent of its shares owned by Louisiana residents.

     (iii)    Ten thousand shareholders reside in Louisiana.

     (5) The residence of a shareholder is presumed to be the address appearing in the records of the corporation. Shares held by banks, except when held as trustee, guardian, or tutor, by brokers, or by nominees shall be disregarded for purposes of calculating the percentages or numbers described in Paragraph (4).

     (6)      For purposes of Paragraph (4):

     (a) "Substantial assets" means assets having a value of at least five million dollars;

     (b)      "Value" means:

     (i) in the case of assets other than cash or securities, the value of the property as determined in good faith by the board of directors of the corporation; and

     (ii) In the case of securities, the highest closing sale price during the thirty day period immediately preceding the date in question of a security on the composite tape for New York Stock Exchange listed securities or, if the securities are not quoted on the composite tape or not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the securities are listed or, if the securities are not listed on any such exchange, on the National Association of Securities Dealers, Inc., Automated Quotations National Market System or, if the securities are not quoted on the National Association of Securities Dealers, Inc., Automated Quotations National Market System, the highest closing bid quotation during the thirty day period preceding the date in question of a security on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use or, if no such quotation is available, the fair market value on the date in question of a security determined in good faith by the board of directors of the corporation; and

     (c)      "Within Louisiana" means:

     (i) In a case of corporeal property, the presence of such corporeal property within Louisiana;

     (ii) In the case of incorporeal property represented by a written instrument, the presence of such written instrument within Louisiana; and

     (iii) In the case of incorporeal property not represented by a written instrument, the presence of the commercial domicile of the corporation within Louisiana.

     12:136   LAW APPLICABLE TO CONTROL SHARE VOTING RIGHTS.--Unless the
corporation's articles of incorporation or bylaws, as in effect before a control share acquisition has occurred, provide that the provisions of R.S. 12:135 through 140.2 do not apply to control share acquisitions of shares of the corporation, control shares of an issuing public corporation acquired in a control share acquisition have only such voting rights as are conferred by R.S. 12:140.

     12:137   NOTICE OF CONTROL SHARE ACQUISITION.--A. Any person who proposes to make or has made a control share acquisition may at the person's election deliver an acquiring person statement to the issuing public corporation at the issuing public corporation's registered office.

     B. However, if any of the shares to be acquired are being held in a trust account or any other type of account or fund on behalf of a safeguarded entity as defined in R.S. 12:130(2), the acquiring person statement shall be mandatory and shall be provided to the chairman of the board of trustees of the safeguarded entity or the administrator, or the corporate employee who is responsible for managing the entity. The trustee, administrator, or manager shall upon receipt of such statement distribute copies to all interested persons as defined in R.S. 12:130(3).

     C. The acquiring person statement shall set forth all of the following:

     (1) The identity of the acquiring person and each other member of any group of which the person is a part for purposes of determining control shares.

     (2) A statement that the acquiring person statement is given pursuant to this Section.

     (3) The number of shares of the issuing public corporation owned, directly or indirectly, by the acquiring person and each other member of the group.

     (4) The range of voting power under which the control share acquisition falls or would, if consummated, fall.

     (5)      If the control share acquisition has not taken place:

     (a) A description in reasonable detail of the terms of the proposed control share acquisition;
and

     (b) Representations of the acquiring person. together with a statement in reasonable detail of the facts upon which they are based, that the proposed control share acquisition, if consummated, will not be contrary to law, and that the acquiring person has the financial capacity to make the proposed control share acquisition.

     12:138   SHAREHOLDER MEETING TO DETERMINE CONTROL SHARE VOTING RIGHTS.--A.
(1) If the acquiring person so requests at the time of delivery of an acquiring person statement and gives an undertaking to pay the corporation's expenses of a special meeting, within ten days thereafter, the directors of the issuing public corporation shall call a special meeting of shareholders of the issuing public corporation for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition.

     (2) The directors of the issuing public corporation shall not be required to call such special meeting of shareholders with respect to a proposed control share acquisition unless such acquisition will be lawful and the acquiring person has obtained, and shall have furnished to the corporation, copies of commitments for financing of any cash portion of the consideration to be paid with respect to the acquisition or otherwise has demonstrated that the acquiring person has the financial capacity to make the acquisition.

     B. Unless the acquiring person agrees in writing to another date, the special meeting of shareholders shall be held within fifty days after receipt by the issuing public corporation of the request or, if the issuing public corporation is subject to Section 14(a) of the Securities Exchange Act of 1934, as amended, the date on which definitive proxy materials (within the meaning of such act and the regulations thereunder) related to the special meeting on behalf of the acquiring person and the board of directors of the issuing public corporation have been filed with the Securities and Exchange Commission, which shall be done as promptly as practicable following receipt of the request.

     C. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of shareholders.

     D. If the acquiring person so requests in writing at the time of delivery of the acquiring person statement, the special meeting shall not be held sooner than thirty days after receipt by the issuing public corporation of the acquiring person statement.

     12:139   NOTICE OF SHAREHOLDER MEETING. -- A. If a special meeting is requested, notice of the special meeting of shareholders shall be given as promptly as reasonably practicable by the issuing public corporation to all shareholders of record as of the record date set for the meeting, whether or not entitled to vote at the meeting.

     B. Notice of the special or annual shareholder meeting at which the voting rights are to be considered shall include or be accompanied by both of the following:

     (1) A copy of the acquiring person statement delivered to the issuing public corporation pursuant to R.S. 12:137.

     (2) A statement by the board of directors of the corporation, authorized by its directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed control share acquisition.

     12:140   RESOLUTION GRANTING CONTROL SHARE VOTING RIGHTS.-- A. Control
shares acquired in a control share acquisition have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the shareholders of the issuing public corporation.

     B.       To be approved under this Section, the resolution shall be approved by:

     (1) Each voting group entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that voting group, with the holders of the outstanding shares of a class being entitled to vote as a separate voting group if the proposed control share acquisition would, if fully carried out, result in any of the changes described in R.S. 12:31(C); and

     (2) Each voting group entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that group, excluding all interested shares.

     12:140.1 REDEMPTION OF CONTROL SHARES,-- A. If authorized in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed with the issuing public corporation may, at any time during the period ending sixty days after the last acquisition of control shares by the acquiring person, be subject to redemption by the corporation at the fair value thereof pursuant to the procedures adopted by the corporation.

     B. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person statement has been filed unless the shares are not accorded full voting rights by the shareholders as provided in R.S. 12:140.

     12:140.2 RIGHTS OF DISSENTING SHAREHOLDERS.--A. Unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, in the event control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters' rights as provided in this Section.

     B. As soon as practicable after such events have occurred, the board of directors shall cause a notice to be sent to all shareholders of the corporation advising them of the facts and that they have dissenters' rights to receive the fair cash value of their shares.

     C. As used in this Section, "fair cash value" means a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

     D. As used in this Section, "dissenters' rights" means the right to require the issuing public corporation to purchase shares at fair cash value.

             FIRST AMERICAN INVESTMENT CORPORATION - CITIZENS, INC.

                             LETTER OF TRANSMITTAL

ATTENTION SHAREHOLDER:       Please read carefully the instructions on the
                             reverse side and complete the form below.

This Transmittal Letter Relates to the Following Certificates of Common Stock of First American Investment Corporation

                                    Certificate                Number
                                    Number(s)(1)               of Shares(1)


                                    ----------                 -----------

                                    ----------                 -----------

                                    ----------                 -----------

                                    ----------                 -----------

                                    ----------                 -----------

(1)  Attach additional schedule, if necessary.

NOTE:  The above securities must be attached to this form when submitted.

American Stock Transfer and Trust Company
Attn: Isaac Freilich
40 Wall Street, 46th Floor
New York, New York  10005

Gentlemen:

Pursuant to the Information Statement-Prospectus dated __________, 1997 relating to First American Investment Corporation and Citizens Insurance Company of America, the undersigned herewith surrenders the certificate(s) identified above representing shares of First American Investment Corporation stock in exchange for Citizens, Inc. Class A Common Stock.

Please issue the stock in the name of the undersigned at the address given above, except as indicated below.

______________________________



             FILL IN ONLY IF THE NEW CERTIFICATE IS TO BE MAILED TO
                     OTHER THAN THE ADDRESS AS SHOWN ABOVE

*SPECIAL MAILING INSTRUCTIONS*

MAIL TO:

Name___________________________________

Address________________________________

Please check appropriately: This is a permanent change of address OR A special address to be used only to mail the new certificate


________________________________________
(MUST BE SIGNED BY REGISTERED OWNER EXACTLY AS NAME APPEARS ON STOCK CERTIFICATES.)

Date:_____________________________, 1997        X______________________________

Area Code (____) Tel. No.________________       X______________________________
                                                 Signature(s) of Registered
                                                 Owner(s) or Authorized Agent

           (IT IS MANDATORY THAT YOU COMPLETE THE ENCLOSED W-9 FORM.)

Social Security/Tax ID No._______________

NOTE: QUESTIONS REGARDING THIS FORM MAY BE DIRECTED TO AMERICAN STOCK TRANSFER AND TRUST COMPANY, ATTN: ISAAC FREILICH, 40 WALL STREET, 46TH FLOOR, NEW YORK, NEW YORK 10005, (718) 921-8259. IF YOU HAVE ANY QUESTIONS CONCERNING THE COMPANY, PLEASE CONTACT IT DIRECTLY.

                            TRANSMITTAL INSTRUCTIONS

1) GENERAL - This Letter of Transmittal must be properly filled in, dated, and signed, and submitted WITH the existing stock certificate(s) listed on the face hereof to American Stock Transfer and Trust Company, Attn: Isaac Freilich, 40 Wall Street, 46th Floor, New York, New York 10005, the Exchange Agent. If sent by mail, the Letter of Transmittal and the existing certificate(s) should be sent to American Stock Transfer and Trust Company, Attn: Isaac Freilich, 40 Wall Street, 46th Floor, New York, New York 10005. The Letter of Transmittal and certificate(s) may also be hand delivered to the Exchange Agent at 40 Wall Street, 46th Floor, New York, New York 10005. IF YOU MAIL THE LETTER OF TRANSMITTAL AND THE CERTIFICATE(S), IT IS RECOMMENDED THAT YOU INSURE THEM, AND USE REGISTERED MAIL, RETURN RECEIPT REQUESTED. YOU BEAR ALL RISK OF LOSS OR DELAY IN THE MAILS. NEITHER THE COMPANY NOR THE EXCHANGE AGENT WILL HAVE ANY RESPONSIBILITY FOR CERTIFICATES NOT ACTUALLY RECEIVED BY THE EXCHANGE AGENT.

     The signature on the Letter of Transmittal should correspond with the name on the face of your existing certificate(s), which is reflected on the label affixed to the face of the Letter of Transmittal. If there is insufficient space on the face of the Letter of Transmittal to list all of your existing certificates, please attach a separate list. If shares of stock owned by you are registered differently on several certificates, it will be necessary for you to complete, sign, and submit as many separate Letters of Transmittal as there are different registrations of your shares.

2) ISSUANCE OF NEW CERTIFICATE; SIGNATURE GUARANTEE - A) If the new certificate(s) is to be issued in the same name as appears on the existing certificate(s), the surrendered certificate(s) need not be endorsed. B) If the new certificate is to be issued in a name different from that which appears on the surrendered certificate(s), the surrendered certificates must be endorsed or accompanied by an appropriate stock power, and, in either case, your signature must be guaranteed by a commercial bank or trust company, or by a member of the Midwest, Pacific, American, or New York Stock Exchange. In case of joint ownership, all joint owners must sign. Endorsements of trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact, or others acting in a representative capacity, must include the full title of the endorser in such capacity and must be accompanied by proper evidence of the signer's authority to act.

     If a name on any existing certificate(s) surrendered is (are) not exactly the same as the name in which the new certificate(s) is to be issued (but they are one and the same person), the incorrect certificate(s) should be signed twice -- once exactly as the name appears on the face thereof, and again exactly as the name should appear on the new certificate(s) to be issued. Such signatures must be signature guaranteed as specified in the preceding paragraph.

3) SPECIAL MAILING INSTRUCTIONS AND CHANGE OF ADDRESS - If the new certificate(s) is (are) to be mailed to an address other than that shown as the registered owner, as reflected on the label affixed to the face of the Letter of Transmittal, please complete the Special Mailing Instructions at the end of the Letter of Transmittal. These instructions should be completed even though the new certificate is to be issued in the same name as the registered owner of the existing certificate(s). Please indicate whether the address given in the Special Mailing Instructions reflects a change of address which should be made on the shareholder records of the Company, or is to be used only for mailing the new certificate.

4) NUMBER OF CERTIFICATES - Unless the Exchange Agent is otherwise instructed, each shareholder will receive one certificate for all of the certificates surrendered with the Letter of Transmittal. If you wish to have more than one certificate issued, please give complete instructions to the Exchange Agent with the Letter of Transmittal.

5) QUESTIONS - If you have any questions concerning the Letter of Transmittal or any other matter relating to the exchange, please contact the Research Department of the Exchange Agent by mail at the address given on the face of the Letter of Transmittal or questions by telephone should be directed to the Exchange Agent at (718) 921-8259.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 109 of Title Seven of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if:
(i) in their Official Capacities (as defined by this statute) if they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the Registrant; (ii) in all other cases, that their conduct was at least not opposed to the Registrant's best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.

     The Registrant's Articles of Incorporation limit the liability of directors to the full extent provided by Colorado law.

     The Registrant's Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

Exhibit Number      Description of Exhibits
--------------      -----------------------

2.2 Plan and Agreement of Merger - American Liberty Financial Corporation, American Liberty Life Insurance Company, Citizens, Inc. and Citizens Acquisition, Inc., dated December 8, 1994(e)

2.21                Plan and Agreement of Merger and Exchange - Insurance
                    Investors, Inc.(f)

3.1                 Articles of Incorporation, as amended(a)

3.2                 Bylaws(e)


5.1 Opinion of Jones & Keller, P.C. as to the legality of Citizens, Inc. Common Stock(h)


10.5 Automatic Yearly Renewable Term (NR) Life Reinsurance Agreement between Citizens Insurance Company of America and The Centennial Life Insurance Company dated March 1, 1982(b)

10.6 Summary of Coinsurance Agreement between Citizens Insurance Company of America and Alabama Reassurance Company dated December 31, 1985(b)

10.7 International Marketing Agreement - Citizens Insurance Company of America and Negocios Savoy, S.A.(b)

10.8 Self-Administered Automatic Reinsurance Agreement - Citizens Insurance Company of America and Riunione Adriatica di Sicurta, S.p.A.(g)

10.9                Plan and Agreement of Exchange - Citizens Insurance
                    Company of America and American Investment Network, Inc.(g)

10.11 Agreement and Plan of Merger dated October 31, 1996 - Citizens Insurance Company of America, CICA Acquisition, Inc., and First American Investment Corporation (see Appendix A)(c)

11                  Statement re: Computation of per share earnings(d)

22                  Subsidiaries of the Registrant(d)


23.1                Consent of Jones & Keller, P.C. (c)


23.2                Consent of KPMG Peat Marwick LLP(c)

23.3                Consent of Smith, Carney & Company, P.C.(c)

25                  Power of Attorney (c)
----------
     (a) Filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference.
     (b) Filed with the Registrant's Amendment No. 1 to Registration Statement on Form S-4, Registration No. 33-4753, filed with the Commission on or about June 19, 1992.
     (c)  Filed herewith.
     (d) Filed with the Registrant's Annual Report on Form 10-K for the Year Ended December 31, 1995, and incorporated herein by reference.
     (e) Filed with the Registrant's Registration Statement on Form S-4, Registration No. 33-59039, filed with the Commission on May 2, 1995.
     (f) Filed with the Registrant's Registration Statement on Form S-4, Registration No. 33-63275, filed with the Commission on October 6, 1995.
     (g) Filed with the Registrant's Registration Statement on Form S-4, Registration No. 333- 16163, filed with the Commission on or about November 14, 1996.


     (h) Filed with Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-4, Registration No. 333-16163, filed with the Commission on January 17, 1997.



(B)  FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES.

     See "Financial Statements."

ITEM 22.  UNDERTAKINGS

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of The Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the Registration Statement through the date of responding to the request.

     The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii), above, do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on February 3, 1997.


                          CITIZENS, INC.

                          By:/s/ Harold E. Riley
                             ------------------------------------
                             Harold E. Riley, Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers or directors of the Registrant, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint Harold E. Riley and Mark A. Oliver, attorneys-in-fact in their names, place, and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signatures                          Title                                       Date
----------                          -----                                       ----
/s/ Harold E. Riley                 Chairman of the Board                       February 3, 1997
----------------------------
by Mark A. Oliver, Attorney
in Fact for Harold E. Riley

/s/ Randall H. Riley                Vice Chairman, Chief Executive              February 3, 1997
-----------------------------       Officer and Director
by Mark A. Oliver, Attorney
in Fact for Randall H. Riley

/s/ T. Roby Dollar                  Vice Chairman, Chief Actuary                February 3, 1997
---------------------------         and Assistant Secretary
by Mark A. Oliver, Attorney
in Fact for T. Roby Dollar

/s/ Rick D. Riley                   President, Chief Administrative             February 3, 1997
-----------------------------       Officer and Director
by Mark A. Oliver, Attorney
in Fact for Rick D. Riley

/s/ Mark A. Oliver                  Executive Vice President,                   February 3, 19977
------------------------------      Secretary/Treasurer and
Mark A. Oliver                      Chief Financial Officer


/s/ William P. Barnhill             Vice President and Controller               February 3, 1997
------------------------------
by Mark A. Oliver, Attorney
in Fact for William P. Barnhill


                                    Director
-------------------------------
Flay F. Baugh

/s/ Joe R. Reneau                   Director                                    February 3, 1997
-------------------------------
by Mark A. Oliver, Attorney
in Fact for Joe R. Reneau, M.D.


------------------------------      Director
Steven F. Shelton

/s/ Ralph M. Smith                  Director                                    February 3, 1997
-----------------------------
by Mark A. Oliver, Attorney
in Fact for Ralph M. Smith, Th.D.

/s/ Timothy T. Timmerman            Director                                    February 3, 1997
-----------------------------
by Mark A. Oliver, Attorney
in Fact for Timothy T. Timmerman


-----------------------------       Director
Charles E. Broussard

                               INDEX TO EXHIBITS


Exhibit
Number            Description
------            -----------
10.11             Agreement and Plan of Merger dated October 31, 1996 - Citizens Insurance
                  Company of America, CICA Acquisition, Inc., and First American Investment
                  Corporation                                                                              (see Appendix A)

23.1              Consent of Jones & Keller, P.C.                                                            Filed herewith

23.2              Consent of KPMG Peat Marwick LLP                                                           Filed herewith

23.3              Consent of Smith, Carney & Company, P.C.                                                   Filed herewith

25                Power of Attorney                                                                          Filed herewith